Exhibit 99

PFIZER REPORTS THIRD-QUARTER 2019 RESULTS

▪	Third-Quarter 2019 Revenues of $12.7 Billion, Reflecting 3% Operational Decline; Excluding the Impact from Consumer Healthcare(1), Third-Quarter 2019 Revenues were Flat Operationally

–	9% Operational Growth from Biopharma (Pfizer RemainCo), Primarily Driven by Ibrance, Xeljanz, Eliquis, Vyndaqel and Inlyta as well as 15% Operational Growth in Emerging Markets

–	26% Operational Decline from Upjohn, Primarily Due to U.S. Loss of Exclusivity of Lyrica in July 2019

–
Partial Quarter Revenue Contribution for Consumer Healthcare in Third-Quarter 2019, Reflecting the July 31, 2019 Completion of the Consumer Healthcare Joint Venture (JV) Transaction with GlaxoSmithKline plc (GSK)(1)

▪	Third-Quarter 2019 Reported Diluted EPS(2) of $1.36, Primarily Driven by a Gain Associated with the Completion of the Consumer Healthcare JV Transaction with GSK(1); Adjusted Diluted EPS(3) of $0.75

▪	Updated Certain 2019 Financial Guidance Ranges

–
Raised Midpoint of Guidance Range for Revenues by $0.2 Billion Driven by a $0.4 Billion Operational Improvement, Partially Offset by a $0.2 Billion Unfavorable Impact from Recent Changes in Foreign Exchange (FX) Rates

–	Raised Midpoint of Adjusted Diluted EPS(3) Guidance Range by $0.16, Reflecting an $0.18 Operational Improvement, Partially Offset by a $0.02 Unfavorable Impact from Recent Changes in FX Rates
NEW YORK, NY, Tuesday, October 29, 2019 – Pfizer Inc. (NYSE: PFE) reported financial results for third-quarter 2019 and updated certain components of its 2019 financial guidance.
Results for the third quarter of 2019 and 2018(4) are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Third-Quarter			Nine Months
	2019	2018	Change	2019	2018	Change
Revenues	$ 12,680	$ 13,298	(5%)	$ 39,062	$ 39,670	(2%)
Reported Net Income(2)	7,680	4,114	87%	16,609	11,546	44%
Reported Diluted EPS(2)	1.36	0.69	98%	2.92	1.92	52%
Adjusted Income(3)	4,214	4,580	(8%)	13,625	13,727	(1%)
Adjusted Diluted EPS(3)	0.75	0.77	(2%)	2.39	2.29	5%

REVENUES

($ in millions)	Third-Quarter				Nine Months
	2019	2018	% Change		2019	2018	% Change
			Total	Oper.			Total	Oper.
Biopharma	$ 10,108	$ 9,422	7%	9%	$ 28,887	$ 27,737	4%	7%
Upjohn	2,195	3,036	(28%)	(26%)	8,077	9,302	(13%)	(11%)
Consumer Healthcare(1)	377	839	(55%)	(54%)	2,098	2,631	(20%)	(18%)
Total Company	$ 12,680	$ 13,298	(5%)	(3%)	$ 39,062	$ 39,670	(2%)	1%

Acquisitions and divestitures completed in the first nine months of 2019 impacted financial results in the periods presented(1). Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. References to operational variances pertain to period-over-period growth rates that exclude the impact of foreign exchange(5).
2019 FINANCIAL GUIDANCE(6)
Pfizer’s updated 2019 financial guidance is presented below.

Revenues	$51.2 to $52.2 billion
(previously $50.5 to $52.5 billion)
Adjusted Cost of Sales(3) as a Percentage of Revenues	19.3% to 19.8%
(previously 20.1% to 21.1%)
Adjusted SI&A Expenses(3)	$13.5 to $14.0 billion
(previously $13.0 to $14.0 billion)
Adjusted R&D Expenses(3)	$7.7 to $8.1 billion
(previously $7.9 to $8.3 billion)
Adjusted Other (Income)/Deductions(3)	Approximately $200 million of income
Effective Tax Rate on Adjusted Income(3)	Approximately 16.0%
Adjusted Diluted EPS(3)	$2.94 to $3.00
(previously $2.76 to $2.86)

Financial guidance for Adjusted diluted EPS(3) reflects share repurchases totaling $8.9 billion already completed in 2019. Dilution related to share-based employee compensation programs is currently expected to offset the reduction in shares associated with these share repurchases by approximately half.
CAPITAL ALLOCATION

▪	During the first nine months of 2019, Pfizer returned $14.9 billion directly to shareholders, through a combination of:

–	$6.1 billion of dividends, composed of dividends of $0.36 per share of common stock in each of the first, second and third quarters of 2019; and

–
$8.9 billion of share repurchases, composed of $2.1 billion of open-market share repurchases in first-quarter 2019 and a $6.8 billion accelerated share repurchase agreement executed in February 2019 and completed in August 2019.

▪	As of October 29, 2019, Pfizer’s remaining share repurchase authorization was $5.3 billion.

EXECUTIVE COMMENTARY
Dr. Albert Bourla, Pfizer’s Chief Executive Officer, stated, “We reported strong third-quarter 2019 financial results, driven by 9% volume-driven operational revenue growth in our Biopharma business, including growth from key brands such as Ibrance, Xeljanz, Eliquis, Vyndaqel and Inlyta as well as in emerging markets. Upjohn revenues were negatively impacted primarily by the July 2019 loss of exclusivity of Lyrica in the U.S., while Consumer Healthcare revenues declined as a result of the completion of the JV transaction with GSK(1) during the quarter.
“We continue to be excited with the progress we are making with our pipeline, both in terms of the breadth of opportunities and depth of the science. Over the past three months, we have announced positive data for our 20-valent pneumococcal conjugate vaccine candidate in healthy infants, for abrocitinib in moderate-to-severe atopic dermatitis, for somatrogon in children with growth hormone deficiency and for Braftovi/Mektovi combinations in metastatic colorectal cancer. We also entered into a worldwide exclusive licensing agreement with Akcea Therapeutics for AKCEA-ANGPTL3-LRx, an investigational antisense therapy being developed to treat patients with certain cardiovascular and metabolic diseases, and began enrolling patients in a Phase 3 study of PF-07055480 (SB-525), an investigational gene therapy approach for hemophilia A.
“Following the expected close of the Upjohn-Mylan transaction next year, Pfizer RemainCo will be a smaller, science-based company with a singular focus on innovation. We expect Pfizer RemainCo will be positioned to deliver revenue and Adjusted diluted EPS(3) growth that is among the industry leaders while continuing to allocate significant capital directly to shareholders, primarily through dividends,” Dr. Bourla concluded.
Frank D’Amelio, Chief Financial Officer and Executive Vice President, Business Operations and Global Supply, stated, “I was pleased with our third-quarter 2019 financial results, which reflect strong momentum in our Biopharma business. We updated our 2019 financial guidance primarily to reflect our financial results through the first nine months of 2019 and our confidence in the business going forward. We raised the midpoint of our 2019 guidance range for revenues by $200 million to a range of $51.2 to $52.2 billion, composed of $400 million of operational revenue improvement, partially offset by a $200 million unfavorable impact from changes in FX rates since mid-July 2019. We also increased the midpoint of our 2019 guidance range for Adjusted Diluted EPS(3) by $0.16 to a range of $2.94 to $3.00, reflecting an $0.18 operational improvement, partially offset by a $0.02 unfavorable impact from changes in FX rates. The operational improvement primarily reflects the aforementioned improved revenue outlook as well as an improved outlook for Adjusted cost of sales(3) as a percentage of revenues, driven by a more favorable product mix than previously anticipated. Finally, through the first nine months of 2019, we returned $14.9 billion directly to shareholders through dividends and share repurchases, demonstrating our commitment to returning capital to our shareholders.”

QUARTERLY FINANCIAL HIGHLIGHTS (Third-Quarter 2019 vs. Third-Quarter 2018)
Third-quarter 2019 revenues totaled $12.7 billion, a decrease of $618 million, or 5%, compared to the prior-year quarter, reflecting an operational decline of $403 million, or 3%, as well as the unfavorable impact of foreign exchange of $215 million, or 2%.
Biopharma Revenue Highlights
Third-quarter 2019 Biopharma revenues totaled $10.1 billion, up 9% operationally, primarily driven by:

▪	Ibrance globally, up 27% operationally, primarily driven by:

–	48% operational growth in international markets, reflecting continued strong uptake following launches primarily in developed Europe and certain emerging markets; and

–
18% growth in the U.S., primarily driven by cyclin-dependent kinase (CDK) class market share growth and Ibrance’s continued CDK market share leadership in its approved metastatic breast cancer indications;

▪	Xeljanz globally, up 40% operationally, primarily driven by:

–
34% growth in the U.S., reflecting continued volume growth in the rheumatoid arthritis (RA) indication driven by improved formulary access, growth from the 2018 launches of the ulcerative colitis (UC) and psoriatic arthritis indications as well as the non-recurrence of a one-time true-up payment to a single customer in the prior-year quarter for improved access last year, partially offset by higher rebating from new commercial contracts; and

–	61% operational growth in international markets, reflecting continued uptake in the RA indication as well as from the recent launch of the UC indication in certain developed markets;

▪
Eliquis globally, up 20% operationally, primarily driven by continued increased adoption in non-valvular atrial fibrillation as well as oral anti-coagulant market share gains, partially offset by a higher Medicare “coverage gap” discount provision on U.S. revenues compared to the prior-year quarter;

▪
the Hospital business in emerging markets and the U.S., collectively up 9% operationally, primarily driven by continued growth from anti-infective products in China as well as the November 2018 U.S. launch of Panzyga;

▪	Vyndaqel globally, up 325% operationally, driven by:

–	the U.S. launch in May 2019 for the treatment of the transthyretin amyloid cardiomyopathy (ATTR-CM); and

–
111% operational growth in international markets, primarily driven by continued uptake for the transthyretin amyloid polyneuropathy indication, primarily in developed Europe, as well as the March 2019 launch of the ATTR-CM indication in Japan; and

▪
Inlyta in the U.S., up 240%, primarily driven by increased uptake resulting from the second-quarter 2019 U.S. Food and Drug Administration (FDA) approvals for combinations of certain immune checkpoint inhibitors plus Inlyta for the first-line treatment of patients with advanced renal cell carcinoma (RCC), partially offset primarily by lower revenues for:

▪	Enbrel internationally, down 19% operationally, primarily reflecting continued biosimilar competition in most developed Europe markets; and

▪
Prevnar 13 in the U.S., down 7%, primarily reflecting lower government purchases in third-quarter 2019 for the pediatric indication as well as the continued decline in revenues for the adult indication due to a declining “catch up” opportunity compared to the prior-year quarter.

Upjohn Revenue Highlights
Third-quarter 2019 Upjohn revenues totaled $2.2 billion, down 26% operationally, primarily driven by the expected significant volume declines for Lyrica in the U.S. due to multi-source generic competition that began in July 2019. Excluding the unfavorable impact of Lyrica in the U.S., third-quarter 2019 revenues for Upjohn declined 6% operationally.
Third-quarter 2019 Upjohn revenues in China increased 2% operationally, primarily driven by volume growth for Lipitor and Norvasc in provinces where the volume-based procurement (VBP) program has not yet been implemented as well as operational growth from Viagra, partially offset primarily by volume declines and an unfavorable pricing impact for Lipitor and Norvasc in certain cities where the VBP program was implemented in March 2019. Given 9% operational revenue growth over the first nine months of 2019 and the anticipated expansion of the VBP program to all provinces in China later in 2019, Pfizer now expects Upjohn revenues in China to grow by mid-to-high-single digits operationally for full-year 2019 compared with 2018.
Consumer Healthcare Revenue Highlights
Third-quarter 2019 Consumer Healthcare revenues totaled $377 million, down 54% operationally, reflecting the July 31, 2019 completion of the Consumer Healthcare JV transaction with GSK(1). As a result of the transaction, Pfizer’s third-quarter 2019 revenues reflect only one month of Consumer Healthcare domestic operations and two months of Consumer Healthcare international operations(4) while third-quarter 2018 revenues reflect three months of Consumer Healthcare global operations.

GAAP Reported(2) Income Statement Highlights
SELECTED TOTAL COMPANY REPORTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Third-Quarter				Nine Months
	2019	2018	% Change		2019	2018	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 2,602	$ 2,694	(3%)	(5%)	$ 7,611	$ 8,173	(7%)	(3%)
Percent of Revenues	20.5%	20.3%	N/A	N/A	19.5%	20.6%	N/A	N/A
SI&A Expenses(2)	3,260	3,494	(7%)	(5%)	10,110	10,448	(3%)	(1%)
R&D Expenses(2)	2,283	2,008	14%	14%	5,827	5,549	5%	6%
Total	$ 8,145	$ 8,197	(1%)	(1%)	$ 23,548	$ 24,170	(3%)	—

(Gain) on Completion of Consumer Healthcare JV Transaction(1)	($8,087)	—	*	*	($8,087)	—	*	*
Other (Income)/Deductions––net(2)	319	(414)	*	*	537	(1,143)	*	*
Effective Tax Rate on Reported Income(2)	28.4%	1.6%			13.4%	9.9%

* Indicates calculation not meaningful.
In third-quarter 2019, Pfizer recognized an $8.1 billion pre-tax gain upon the completion of the Consumer Healthcare JV transaction with GSK(1), reflecting the difference in the fair value of Pfizer’s 32% equity stake in the JV and the carrying value of its Consumer Healthcare business.
Third-quarter 2019 Cost of Sales(2), SI&A Expenses(2) and R&D Expenses(2) were favorably impacted by the July 31, 2019 completion of the Consumer Healthcare JV transaction with GSK(1). As a result of the transaction, third-quarter 2019 expenses reflect one month of Consumer Healthcare domestic operations and two months of Consumer Healthcare international operations(4) while third-quarter 2018 expenses reflect three months of Consumer Healthcare global operations. Third-quarter 2019 R&D Expenses(2) were unfavorably impacted by the upfront payment associated with the acquisition of Therachon Holding AG in July 2019.
Pfizer recorded other deductions––net(2) in third-quarter 2019 compared with other income––net(2) in the prior-year quarter, primarily driven by:

▪
the non-recurrence of a non-cash gain recorded in third-quarter 2018 associated with a transaction with Bain Capital Private Equity and Bain Capital Life Sciences to create a new biopharmaceutical company, Cerevel Therapeutics, LLC, to continue development of a portfolio of clinical and pre-clinical stage neuroscience assets primarily targeting disorders of the central nervous system;

▪	higher net interest expense;

▪	lower income from collaborations, out-licensing and sale of compound/product rights; and

▪	higher business and legal entity alignment costs.

Pfizer’s effective tax rate on Reported income(2) for third-quarter 2019 compared to the prior-year period was unfavorably impacted primarily by:

▪	the tax expense associated with the aforementioned $8.1 billion pre-tax gain related to the completion of the Consumer Healthcare JV transaction with GSK(1);

▪
the non-recurrence of certain tax initiatives and favorable adjustments recorded in third-quarter 2018 to the provisional estimate of the legislation in the U.S. commonly referred to as the Tax Cuts and Jobs Act; and

▪
a decrease in tax benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations.

Adjusted(3) Income Statement Highlights
SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(3)

($ in millions) (Favorable)/Unfavorable	Third-Quarter				Nine Months
	2019	2018	% Change		2019	2018	% Change
			Total	Oper.			Total	Oper.
Adjusted Cost of Sales(3)	$ 2,459	$ 2,673	(8%)	(10%)	$ 7,430	$ 8,086	(8%)	(4%)
Percent of Revenues	19.4%	20.1%	N/A	N/A	19.0%	20.4%	N/A	N/A
Adjusted SI&A Expenses(3)	3,196	3,471	(8%)	(7%)	9,971	10,264	(3%)	—
Adjusted R&D Expenses(3)	1,940	1,998	(3%)	(2%)	5,458	5,526	(1%)	—
Total	$ 7,595	$ 8,143	(7%)	(7%)	$ 22,859	$ 23,876	(4%)	(2%)

Adjusted Other (Income)/Deductions––net(3)	$32	($217)	*	*	($203)	($683)	(70%)	(81%)
Effective Tax Rate on Adjusted Income(3)	15.3%	13.4%			15.8%	15.4%

* Indicates calculation not meaningful.
Third-quarter 2019 diluted weighted-average shares outstanding used to calculate Reported(2) and Adjusted(3) diluted EPS declined by 337 million shares compared to the prior-year quarter primarily due to Pfizer’s ongoing share repurchase program, reflecting the impact of share repurchases during 2018 and 2019, partially offset by dilution related to share-based employee compensation programs.
A full reconciliation of Reported(2) to Adjusted(3) financial measures and associated footnotes can be found starting on page 20 of this press release.

RECENT NOTABLE DEVELOPMENTS (Since July 29, 2019)
Product Developments

▪
Bavencio (avelumab) -- In October 2019, EMD Serono, the biopharmaceutical business of Merck KGaA, Darmstadt, Germany in the U.S. and Canada, and Pfizer announced that the European Commission granted marketing authorization for Bavencio in combination with Inlyta (axitinib) for the first-line treatment of adult patients with advanced RCC. EMD Serono and Pfizer have a global strategic alliance to jointly develop and commercialize Bavencio.

▪
Braftovi (encorafenib) and Mektovi (binimetinib) -- In September 2019, Pfizer announced detailed results from the interim analysis of the Phase 3 BEACON CRC trial evaluating the combination of Braftovi, Mektovi, and cetuximab (Braftovi Triplet), in patients with advanced BRAFV600E-mutant metastatic colorectal cancer (mCRC), following one or two lines of therapy. The results show significant improvements in overall survival and objective response rates for the Braftovi Triplet and Braftovi Doublet combination (Braftovi plus cetuximab), compared to cetuximab plus irinotecan-containing regimens, and provide analysis of the efficacy and safety of the Braftovi Triplet compared to the Braftovi Doublet. These data were presented during a late-breaking oral session at the European Society for Medical Oncology (ESMO) 2019 Congress, and simultaneously published online in The New England Journal of Medicine. Pfizer has submitted the results of the BEACON CRC trial to the FDA for review.

▪
Ibrance (palbociclib) -- In September 2019, Pfizer announced the presentation of four Ibrance real-world analyses. The studies support the effectiveness of Ibrance combination therapy in everyday clinical practice and provide additional insights on its use in certain patients with hormone receptor-positive, human epidermal growth factor receptor 2-negative metastatic breast cancer. The posters were presented at ESMO 2019 and notably included the first real-world comparative analysis of a CDK 4/6 inhibitor in combination with an aromatase inhibitor compared to an aromatase inhibitor alone, among other data.

▪
Vyndamax (tafamidis) -- In September 2019, Pfizer introduced Vyndamax 61 mg capsules in the U.S. Vyndamax offers patients a once-daily formulation taken as a single capsule, a more convenient option than Vyndaqel (tafamidis meglumine) 80 mg, which is dosed once-daily taken as four 20 mg capsules. Vyndamax and Vyndaqel are first-in-class transthyretin stabilizers, approved in the U.S. for the treatment of wild-type or hereditary ATTR-CM in adults to reduce cardiovascular mortality and cardiovascular-related hospitalization.

▪
Xtandi (enzalutamide) -- In August 2019, Astellas Pharma Inc. (Astellas) and Pfizer announced that the FDA accepted for review the filing of a supplemental New Drug Application for Xtandi to add an indication for the treatment of men with metastatic castration-sensitive prostate cancer. The application was granted Priority Review by the FDA and has a Prescription Drug User Fee Act goal date for a decision by the FDA in fourth-quarter 2019.

Pipeline Developments
A comprehensive update of Pfizer’s development pipeline was published today and is now available at www.pfizer.com/science/drug-product-pipeline. It includes an overview of Pfizer’s research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for some candidates in Phase 1 and all candidates from Phase 2 through registration.

▪	Abrocitinib (PF-04965842)

–
In October 2019, Pfizer announced complete results from a Phase 3, 12-week, pivotal study (JADE MONO-1) in patients aged 12 and older with moderate to severe atopic dermatitis (AD). Abrocitinib, an investigational oral Janus kinase 1 (JAK1) inhibitor, met all the co-primary and key secondary endpoints, which were related to skin clearance and itch relief compared to placebo. Safety data showed that both evaluated doses of abrocitinib (200 mg and 100 mg) were well tolerated and were consistent with a companion study (JADE MONO-2) from the JAK1 Atopic Dermatitis Efficacy and Safety (JADE) global development program. The results were shared as a late-breaking presentation at the 28th Congress of the European Academy of Dermatology and Venereology.

–
In September 2019, Pfizer announced positive top-line results from a second Phase 3 pivotal study evaluating the efficacy and safety of abrocitinib in patients aged 12 and older with moderate to severe AD. This is the second monotherapy trial in the JADE global development program (B7451013, or JADE MONO-2). Consistent with JADE MONO-1, results showed that by week 12 the percentage of patients achieving each co-primary efficacy endpoint and each key secondary endpoint with either dose of abrocitinib was statistically significantly higher than placebo. In addition, a statistically significant number of patients achieved a reduction in pruritus by week two, as measured by a four-point or larger reduction in itch severity measured with the pruritus numerical rating scale. Safety results showed that both doses of abrocitinib were well-tolerated and were consistent with JADE MONO-1.

▪
PF-06425090 (Clostridium difficile (C. difficile) vaccine candidate) -- In September 2019, at a pre-specified interim review meeting for the Phase 3 CLOVER (C. difficile Vaccine Efficacy Trial) study, the independent Data Monitoring Committee (DMC) identified no adverse safety signals for the vaccine candidate and that the study should continue. Additionally, after reviewing the event accrual rate, the DMC also recommended that Pfizer consider expanding enrollment in the study in order to potentially accelerate the event accrual rate because the trial has accumulated events at a slower rate than initially anticipated. Pfizer achieved its initial enrollment target for the CLOVER study of approximately 17,000 participants in March 2019.  Pfizer is currently determining next steps and will share an update on this program in the future.

▪	PF-06482077 (20-Valent Pneumococcal Conjugate Vaccine)

–
In September 2019, Pfizer announced positive preliminary results following administration of three doses in a four-dose series for a proof-of-concept Phase 2 study to assess safety and immunogenicity of its 20-valent pneumococcal conjugate vaccine (20vPnC) candidate, PF-06482077, being investigated for the prevention of invasive disease and otitis media caused by Streptococcus pneumoniae serotypes contained in the vaccine in healthy infants. Pfizer’s 20vPnC candidate includes the 13 serotypes contained in Prevnar 13 plus seven additional serotypes (8, 10A, 11A, 12F, 15B, 22F, and 33F). The initial three doses of 20vPnC in this Phase 2 trial provide preliminary evidence that the vaccine candidate in infants has an overall safety profile that is similar to Prevnar 13 and induced immune responses for all 20 serotypes in infants. Pfizer will seek to present and publish outcomes from this clinical trial at a future date once safety and immunogenicity data has been analyzed following the completion of the four-dose regimen. Pfizer intends to initiate Phase 3 studies in infants in 2020.

–
In September 2019, Pfizer announced that it has completed enrollment in its three Phase 3 pivotal clinical trials (NCT03828617, NCT03835975 and NCT03760146) evaluating 20vPnC for the prevention of invasive disease and pneumonia in adults 18 years and older. Combined, these three trials have enrolled more than 6,000 adult subjects, including populations of vaccine-naïve adults and adults with prior pneumococcal vaccination. Pfizer remains on track to submit the Biologics License Application for the adult 20vPnC indications to the FDA by the end of 2020, subject to the successful completion of these Phase 3 studies.

▪
Marstacimab (PF-06741086) -- In September 2019, the FDA granted Fast Track designation for marstacimab, Pfizer’s investigational anti-tissue factor pathway inhibitor for use in combination with inhibitors as a potential treatment for hemophilia A and hemophilia B. Fast Track designation is a process designed to facilitate the development and expedite the review of new therapies that treat serious conditions and fill unmet medical needs. Marstacimab achieved proof-of-concept in second-quarter 2019 and Pfizer intends to begin enrolling patients in a Phase 3 study in adult and teenage patients with severe hemophilia A or B later this year.

▪
Rivipansel (GMI-1070) -- In August 2019, Pfizer announced that the Phase 3 RESET (Rivipansel Evaluating Safety, Efficacy and Time to Discharge) pivotal study did not meet its primary or key secondary efficacy endpoints. The objective of the trial was to evaluate the efficacy and safety of rivipansel in patients aged six and older with sickle cell disease who were hospitalized for a vaso-occlusive crisis and required treatment with intravenous (IV) opioids. The primary endpoint was time to readiness-for-discharge and the key secondary efficacy endpoints were time-to-discharge, cumulative IV opioid consumption and time to discontinuation of IV opioids. Detailed analyses of the RESET study will be submitted for presentation at a future scientific meeting.

▪
PF-07055480 (SB-525) -- In October 2019, based on the results observed in the ongoing Phase 1/2 study of investigational PF-07055480 gene therapy for severe hemophilia A, Pfizer began enrollment in a lead-in Phase 3 study. Following a six-month lead-in period to establish a patient’s baseline control, Pfizer anticipates dosing patients with PF-07055480 in first-half 2020. PF-07055480 is being developed as part of a global collaboration between Sangamo Therapeutics, Inc. and Pfizer.

▪
Somatrogon (PF-06836922, long-acting human growth hormone) -- In October 2019, Pfizer and OPKO Health, Inc. (OPKO) announced that the global Phase 3 trial evaluating somatrogon dosed once-weekly in pre-pubertal children with growth hormone deficiency (GHD) met its primary endpoint of non-inferiority to daily Genotropin (somatropin) for injection, as measured by annual height velocity at 12 months. Somatrogon was generally well tolerated in the study and comparable to that of somatropin dosed once-daily with respect to the types, numbers and severity of the adverse events observed between the treatment arms. Immunogenicity testing and analysis of additional data are ongoing, and full results of the study will be submitted for presentation at a future scientific meeting. In 2014, Pfizer and OPKO entered into a worldwide agreement for the development and commercialization of somatrogon for the treatment of GHD. Under the agreement, OPKO is responsible for conducting the clinical program and Pfizer is responsible for registering and commercializing the product.

Corporate Developments

▪
In October 2019, Akcea Therapeutics, Inc. (Akcea), a majority-owned affiliate of Ionis Pharmaceuticals, Inc. (Ionis), and Pfizer announced that the companies have entered into a worldwide exclusive licensing agreement for AKCEA-ANGPTL3-LRx, an investigational antisense therapy being developed to treat patients with certain cardiovascular and metabolic diseases. Under terms of the agreement, Akcea and Ionis will split equally a $250 million upfront license fee and are also eligible to receive development, regulatory and sales milestone payments of up to $1.3 billion and tiered, double-digit royalties on annual worldwide net sales following marketing approval of AKCEA-ANGPTL3-LRx, if any. Pfizer is responsible for all development and regulatory activities and costs beyond those associated with the ongoing Phase 2 study. This transaction is expected to close in the fourth quarter of 2019 and is subject to clearance under the Hart-Scott Rodino Antitrust Improvements Act as well as other customary closing conditions.

▪
In September 2019, Pfizer’s Board of Directors announced that Executive Chairman of the Board Ian C. Read has chosen to retire on December 31, 2019, and that it has unanimously elected Pfizer’s Chief Executive Officer (CEO), Dr. Albert Bourla, to succeed him as Chairman of the Board of Directors effective January 1, 2020. Dr. Bourla will also retain the CEO role. Mr. Read joined Pfizer in 1978, was named CEO of Pfizer in 2010, and Chairman of the Board of Directors in 2011.

▪
In August 2019, Pfizer announced an additional half billion dollar investment for the construction of its state-of-the-art gene therapy manufacturing facility in Sanford, North Carolina. This facility is anticipated to support Pfizer’s continuing investment in gene therapy research and development, similar to Pfizer’s Chapel Hill and Kit Creek, North Carolina R&D sites. This facility would expand the company’s presence in North Carolina, where there are currently more than 3,600 Pfizer colleagues, including 650 in Sanford. The expanded facility is projected to add approximately 300 new jobs. In addition to its gene therapy operations, colleagues at Pfizer’s Sanford facility also manufacture components for the company’s vaccine portfolio, including Prevnar 13 and several vaccines currently in Pfizer’s research pipeline. By expanding its manufacturing footprint in Sanford, Pfizer expects to strengthen its ability to produce and supply both clinical- and commercial-scale quantities of critical, potentially life-changing gene therapy medicines to patients living with rare diseases around the world. Specifically, the new facility would help advance Pfizer’s work in manufacturing highly specialized, potentially curative gene therapies that use custom-made recombinant adeno-associated virus vectors.

▪
On July 31, 2019, Pfizer completed its Consumer Healthcare JV transaction with GSK(1), which combined the companies’ respective consumer healthcare businesses to create the world’s largest over-the-counter business. As previously announced, under the terms of the transaction, Pfizer owns a 32% equity stake in the JV and GSK owns 68%.

▪
In July 2019, Pfizer announced the successful completion of its acquisition of Array BioPharma Inc. (Array). Array’s portfolio includes the approved combined use of Braftovi (encorafenib) and Mektovi (binimetinib) for the treatment of BRAFV600E or BRAFV600K mutant unresectable or metastatic melanoma.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)	The following acquisitions and divestitures impacted financial results for the periods presented:

▪
On July 31, 2019, Pfizer and GlaxoSmithKline plc (GSK) completed a transaction that combined the two companies’ respective consumer healthcare businesses into a joint venture (JV), operating under the GSK Consumer Healthcare name. In exchange for contributing its Consumer Healthcare business to the JV, Pfizer received a 32% equity stake in the JV and GSK owns the remaining 68% of the JV. Upon the closing of the transaction, Pfizer deconsolidated its Consumer Healthcare business and recognized an $8.1 billion pre-tax gain, reflecting the difference in the fair value of Pfizer’s 32% equity stake in the JV and the carrying value of its Consumer Healthcare business. Pfizer began recording its pro rata share of the JV’s earnings on a one-quarter lag basis from August 1, 2019 (Pfizer will record in fourth-quarter 2019 its pro rata share of the JV’s earnings from third-quarter 2019). Pfizer’s third-quarter 2019 revenues and expenses reflect only one month of Consumer Healthcare domestic operations and two months of Consumer Healthcare international operations(4) while third-quarter 2018 revenues and expenses reflect three months of Consumer Healthcare global operations. Likewise, revenues and expenses for the first nine months of 2019 reflect seven months of Consumer Healthcare domestic operations and eight months of Consumer Healthcare international operations(4) while revenues and expenses for the first nine months of 2018 reflect nine months of Consumer Healthcare global operations.

▪
On July 30, 2019, Pfizer announced the successful completion of its acquisition of Array BioPharma Inc. (Array). Array’s portfolio includes the approved combined use of Braftovi (encorafenib) and Mektovi (binimetinib) for the treatment of BRAFV600E or BRAFV600K mutant unresectable or metastatic melanoma.

▪	On July 1, 2019, Pfizer announced the successful completion of its acquisition of the privately held clinical-stage biotechnology company, Therachon Holding AG.

(2)
Revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) are defined as diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(3)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(2) and its components and reported diluted EPS(2) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items (some of which may recur, such as gains on the completion of joint venture transactions, restructuring charges, legal charges or net gains and losses on investments in equity securities, but which management does not believe are reflective of ongoing core operations). Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, management believes that investors’ understanding of our performance is enhanced by disclosing this performance measure. Pfizer reports Adjusted income, certain components of Adjusted income, and Adjusted diluted EPS in order to portray the results of the company’s major operations––the discovery, development, manufacture, marketing and sale of prescription medicines and vaccines––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP Reported to Non-GAAP Adjusted information for the third quarter and first nine months of 2019 and 2018. The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(4)
Pfizer’s fiscal year-end for international subsidiaries is November 30 while Pfizer’s fiscal year-end for U.S. subsidiaries is December 31. Therefore, Pfizer’s third quarter and first nine months for U.S. subsidiaries reflects the three and nine months ending on September 29, 2019 and September 30, 2018 while Pfizer’s third quarter and first nine months for subsidiaries operating outside the U.S. reflects the three and nine months ending on August 25, 2019 and August 26, 2018.

(5)
References to operational variances in this press release pertain to period-over-period growth rates that exclude the impact of foreign exchange. The operational variances are determined by multiplying or dividing, as appropriate, the current period U.S. dollar results by the current period average foreign exchange rates and then multiplying or dividing, as appropriate, those amounts by the prior-year period average foreign exchange rates. Although exchange rate changes are part of Pfizer’s business, they are not within Pfizer’s control. Exchange rate changes, however, can mask positive or negative trends in the business; therefore, Pfizer believes presenting operational variances provides useful information in evaluating the results of its business.

(6)	The 2019 financial guidance reflects the following:

▪	Pfizer does not provide guidance for GAAP Reported financial measures (other than revenues) or a reconciliation of forward-looking non-GAAP financial measures to the most directly comparable

GAAP Reported financial measures on a forward-looking basis because it is unable to predict with reasonable certainty the ultimate outcome of pending litigation, unusual gains and losses, acquisition-related expenses, net gains or losses on investments in equity securities and potential future asset impairments without unreasonable effort. These items are uncertain, depend on various factors, and could have a material impact on GAAP Reported results for the guidance period.

▪	Does not assume the completion of any business development transactions not completed as of September 29, 2019.

▪
Includes revenues and expenses associated with Pfizer’s Consumer Healthcare business through July 31, 2019 as well as Pfizer’s pro rata share of anticipated earnings from the Consumer Healthcare JV with GSK(1) from August 1, 2019, which will be recorded on a quarterly basis in Adjusted other (income)/deductions(3). Pfizer will record its share of the JV’s anticipated earnings on a one-quarter lag; therefore, 2019 financial guidance for Adjusted other (income)/deductions(3) and Adjusted diluted EPS(3) reflects Pfizer’s share of two months of the JV’s earnings that are expected to be generated in third-quarter 2019, which will be recorded by Pfizer in fourth-quarter 2019.

▪
Reflects an anticipated negative revenue impact of $2.1 billion due to recent and expected generic and biosimilar competition for certain products that have recently lost or are anticipated to soon lose patent protection.

▪
Exchange rates assumed are a blend of the actual exchange rates in effect through third-quarter 2019 and mid-October 2019 rates for the remainder of the year. Reflects the anticipated unfavorable impact of approximately $1.4 billion on revenues and approximately $0.10 on Adjusted diluted EPS(2) as a result of changes in foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2018.

▪
Guidance for Adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 5.7 billion shares, which reflects the weighted-average impact of share repurchases totaling $8.9 billion completed in 2019. Dilution related to share-based employee compensation programs is currently expected to offset the reduction in shares associated with these share repurchases by approximately half.

Contacts:	Media		Investors
	Patricia Kelly	212.733.3810	Chuck Triano	212.733.3901
			Ryan Crowe	212.733.8160
			Bryan Dunn	212.733.8917

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Third-Quarter		% Incr. /	Nine Months		% Incr. /
	2019	2018	(Decr.)	2019	2018	(Decr.)
Revenues	$12,680	$13,298	(5)	$39,062	$39,670	(2)
Costs and expenses:
Cost of sales (2), (3)	2,602	2,694	(3)	7,611	8,173	(7)
Selling, informational and administrative expenses(2), (3)	3,260	3,494	(7)	10,110	10,448	(3)
Research and development expenses(1), (2), (3)	2,283	2,008	14	5,827	5,549	5
Amortization of intangible assets(3)	1,212	1,253	(3)	3,578	3,640	(2)
Restructuring charges and certain acquisition-related costs(4)	365	85	*	295	172	72
(Gain) on completion of Consumer Healthcare JV transaction(1)	(8,087)	—	*	(8,087)	—	*
Other (income)/deductions––net(5)	319	(414)	*	537	(1,143)	*
Income from continuing operations before provision for taxes on income	10,727	4,177	*	19,190	12,831	50
Provision for taxes on income(6)	3,047	66	*	2,566	1,270	*
Income from continuing operations	7,680	4,111	87	16,625	11,562	44
Discontinued operations––net of tax	4	11	(66)	4	10	(61)
Net income before allocation to noncontrolling interests	7,684	4,122	86	16,628	11,571	44
Less: Net income attributable to noncontrolling interests	4	8	(56)	19	25	(23)
Net income attributable to Pfizer Inc.	$7,680	$4,114	87	$16,609	$11,546	44

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.38	$0.70	98	$2.98	$1.96	52
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$1.38	$0.70	98	$2.98	$1.96	52

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$1.36	$0.69	98	$2.92	$1.92	52
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to Pfizer Inc. common shareholders	$1.36	$0.69	98	$2.92	$1.92	52
Weighted-average shares used to calculate earnings per common share:
Basic	5,545	5,875		5,581	5,899
Diluted	5,649	5,986		5,690	5,998

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
See end of tables for notes (1) through (6).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and nine months ended September 29, 2019 and September 30, 2018. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 25, 2019 and August 26, 2018.

The financial results for the three and nine months ended September 29, 2019 are not necessarily indicative of the results that ultimately could be achieved for the full year.
On July 31, 2019, we completed the transaction in which we and GlaxoSmithKline plc (GSK) combined our respective consumer healthcare businesses into a new consumer healthcare joint venture that operates globally under the GSK Consumer Healthcare name. In exchange for contributing our Consumer Healthcare business to the joint venture, we received a 32% equity stake in the new company and GSK owns the remaining 68%. Upon the closing of the transaction, we deconsolidated our Consumer Healthcare business and recognized a pre-tax gain of $8.1 billion ($5.4 billion, net of tax) in our fiscal third quarter of 2019 in (Gain) on completion of Consumer Healthcare JV transaction for the difference in the fair value of our 32% equity stake in the new company and the carrying value of our Consumer Healthcare business. In accordance with our domestic and international reporting periods, our financial results, and our Consumer Healthcare segment’s operating results, for the third quarter of 2019 reflect only one month of Consumer Healthcare segment domestic operations and two months of Consumer Healthcare segment international operations. Likewise, our financial results, and our Consumer Healthcare segment’s operating results, for the first nine months of 2019 reflect seven months of Consumer Healthcare segment domestic operations and eight months of Consumer Healthcare segment international operations. We will record our pro rata share of earnings from the Consumer Healthcare joint venture on a quarterly basis on a one-quarter lag in Other (income)/deductions––net from August 1, 2019. Therefore, we will record our share of two months of the joint venture’s earnings generated in the third quarter of 2019 in our operating results in the fourth quarter of 2019.
The financial results of Array BioPharma Inc. (Array) are included in our consolidated financial statements, and Biopharma’s operating results, commencing from the acquisition date of July 30, 2019.
The financial results of Therachon Holding AG (Therachon) are included in our consolidated financial statements commencing from the acquisition date of July 1, 2019. Therefore, in accordance with our international reporting period, our financial results, and Biopharma’s operating results, for the third quarter and the first nine months of 2019 reflect two months of Therachon operations. In connection with this asset acquisition, we recorded a charge of $337 million in Research and development expenses.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(4)	Restructuring charges and certain acquisition-related costs include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2019	2018	2019	2018
Restructuring charges/(credits)––acquisition-related costs(a)	$19	$24	$(196)	$5
Restructuring charges/(credits)––cost reduction initiatives(b)	64	(22)	145	(37)
Restructuring charges/(credits)	83	1	(50)	(32)
Transaction costs(c)	65	1	65	1
Integration costs(d)	217	82	281	202
Restructuring charges and certain acquisition-related costs	$365	$85	$295	$172

(a)
Restructuring charges/(credits)––acquisition-related costs include employee termination costs, asset impairments and other exit costs associated with business combinations. Charges for the third quarter of 2019 represent employee termination costs related to our acquisition of Array. Credits for the first nine months of 2019 were mostly due to the reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. Internal Revenue Service (IRS) audit for multiple tax years. See footnote (6) below. Charges for the third quarter of 2018 were primarily due to accruals for exit costs and asset write downs related to our acquisition of Hospira, Inc. (Hospira), and charges for the first nine months of 2018 were mainly due to asset

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

write downs related to our acquisition of Hospira, partially offset by the reversal of previously recorded accruals for employee termination costs related to our acquisition of Hospira.

(b)
Restructuring charges/(credits)––cost reduction initiatives relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions. For the third quarter of 2019, the charges were mainly composed of employee termination costs, and for the first nine months of 2019, the charges were mostly related to employee termination costs and exit costs. For the third quarter and first nine months of 2018, the credits were mostly related to the reversal of previously recorded accruals for employee termination costs.

(c)
Transaction costs represent external costs for banking, legal, accounting and other similar services. In the third quarter and first nine months of 2019, transaction costs relate to our acquisition of Array.

(d)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting, the integration of systems and processes, and other qualifying costs. In the third quarter and first nine months of 2019, integration costs were mainly related to our acquisition of Array. In the third quarter and first nine months of 2018, integration costs were primarily related to our acquisition of Hospira.

(5)	Other (income)/deductions––net includes the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2019	2018	2019	2018
Interest income(a)	$(60)	$(82)	$(185)	$(240)
Interest expense(a)	409	310	1,158	946
Net interest expense	348	228	973	706
Royalty-related income(b)	(155)	(143)	(475)	(360)
Net gains on asset disposals	(32)	(4)	(33)	(19)
Net gains recognized during the period on investments in equity securities(c)	(6)	(85)	(153)	(460)
Net realized losses on sales of investments in debt securities	—	8	—	19
Income from collaborations, out-licensing arrangements and sales of compound/product rights(d)	(20)	(139)	(124)	(455)
Net periodic benefit credits other than service costs	(19)	(65)	(110)	(231)
Certain legal matters, net(e)	64	37	84	(70)
Certain asset impairments(f)	28	(1)	188	40
Business and legal entity alignment costs(g)	87	1	343	5
Net losses on early retirement of debt(h)	—	—	138	3
Other, net(i)	24	(252)	(294)	(322)
Other (income)/deductions––net	$319	$(414)	$537	$(1,143)

(a)
Interest income decreased in the third quarter and the first nine months of 2019, primarily driven by a lower investment balance. Interest expense increased in the third quarter and the first nine months of 2019, mainly as a result of an increased commercial paper balance due to the acquisition of Array, as well as the retirement of lower-coupon debt and the issuance of new debt with a higher coupon than the debt outstanding for the comparative prior year periods.

(b)	The increase in royalty-related income for the first nine months of 2019 is primarily due to a one-time favorable resolution in the second quarter of 2019 of a legal dispute for $82 million.

(c)
The third quarter of 2018 included gains of $24 million and the first nine months of 2018 included gains of $229 million related to our investment in ICU Medical stock that was received as part of the consideration for the sale of Hospira Infusion Systems net assets to ICU Medical (see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Divestitures in our 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for additional information).

(d)	Includes income from upfront and milestone payments from our collaboration partners and income from out-licensing arrangements and sales of compound/product rights.

(e)	For the first nine months of 2018, the net credits primarily represented the reversal of a legal accrual where a loss was no longer deemed probable.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(f)
In the first nine months of 2019, mainly includes intangible asset impairment charges of $140 million, $90 million of which represents in-process research and development related to a pre-clinical stage asset from our acquisition of Bamboo Therapeutics, Inc. for gene therapies for the potential treatment of patients with certain rare diseases.

(g)
In the third quarter and first nine months of 2019, and in the third quarter of 2018, represents incremental costs associated with the design, planning and implementation of our new organizational structure, effective in the beginning of 2019, and primarily includes consulting, legal, tax and advisory services. In the first nine months of 2018, mainly represents expenses for changes to our infrastructure to align our commercial operations that existed through December 31, 2018, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(h)	In the first nine months of 2019, represents net losses due to the early retirement of debt in the first quarter of 2019, inclusive of the related termination of cross-currency swaps.

(i)
The third quarter of 2019 includes, among other things, dividend income of $43 million from our investment in ViiV Healthcare Limited (ViiV) and charges of $121 million for external incremental costs, such as transaction costs and costs to separate our Consumer Healthcare business into a separate legal entity associated with the formation of the GSK Consumer Healthcare joint venture. The first nine months of 2019 includes, among other things, (i) dividend income of $184 million from our investment in ViiV, (ii) charges of $146 million for external incremental costs, such as transaction costs and costs to separate our Consumer Healthcare business into a separate legal entity, associated with the formation of the GSK Consumer Healthcare joint venture and (iii) $50 million of income from insurance recoveries related to Hurricane Maria. In the third quarter and first nine months of 2018, includes a non-cash $343 million pre-tax gain associated with our transaction with Bain Capital Private Equity and Bain Capital Life Sciences to create a new biopharmaceutical company, Cerevel Therapeutics, LLC, to continue development of a portfolio of clinical and pre-clinical stage neuroscience assets primarily targeting disorders of the central nervous system. The third quarter of 2018 also included, among other things, dividend income of $91 million from our investment in ViiV, and charges of $122 million, reflecting the change in the fair value of contingent consideration. The first nine months of 2018 also included, among other things, (i) dividend income of $226 million from our investment in ViiV, (ii) charges of $257 million, reflecting the change in the fair value of contingent consideration, (iii) a non-cash $50 million pre-tax gain on the contribution of Pfizer’s allogeneic chimeric antigen receptor T cell therapy development program assets obtained from Cellectis S.A. and Les Laboratoires Servier SAS in connection with our contribution agreement entered into with Allogene Therapeutics, Inc., and (iv) a non-cash $17 million gain on the cash settlement of a liability that we incurred in April 2018 upon the European Union approval of Mylotarg.

(6)
The increase in the effective tax rate for the third quarter of 2019, compared to the third quarter of 2018, was primarily due to (i) the tax expense associated with the gain related to the completion of the Consumer Healthcare joint venture transaction with GSK, (ii) the non-recurrence of certain tax initiatives and favorable adjustments to the provisional estimate of the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act (TCJA) and (iii) a decrease in tax benefits associated with the resolution of certain tax positions pertaining to prior years primarily with various foreign tax authorities, and the expiration of certain statutes of limitations. The increase in the effective tax rate for the first nine months of 2019, compared to the first nine months of 2018, was primarily due to (i) the tax expense associated with the gain related to the completion of the Consumer Healthcare joint venture transaction with GSK and (ii) the non-recurrence of certain tax initiatives and favorable adjustments to the provisional estimate of the TCJA, partially offset by (i) an increase in tax benefits associated with the resolution of certain tax positions pertaining to prior years, primarily due to the favorable settlement of a U.S. IRS audit for multiple tax years resulting in a benefit of $1.4 billion of tax and interest and (ii) the tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the TCJA.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Third-Quarter 2019
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Items(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$12,680	$—	$—	$—	$—	$12,680
Cost of sales(6), (7)	2,602	4	—	—	(147)	2,459
Selling, informational and administrative expenses(6), (7)	3,260	1	—	—	(64)	3,196
Research and development expenses(1), (6), (7)	2,283	1	—	—	(343)	1,940
Amortization of intangible assets(7)	1,212	(1,140)	—	—	—	72
Restructuring charges and certain acquisition-related costs	365	—	(300)	—	(64)	—
(Gain) on completion of Consumer Healthcare JV transaction(1)	(8,087)	—	—	—	8,087	—
Other (income)/deductions––net(8)	319	(6)	—	—	(281)	32
Income from continuing operations before provision for taxes on income	10,727	1,141	300	—	(7,187)	4,981
Provision for taxes on income	3,047	239	58	—	(2,581)	763
Income from continuing operations	7,680	902	242	—	(4,606)	4,218
Discontinued operations––net of tax	4	—	—	(4)	—	—
Net income attributable to noncontrolling interests	4	—	—	—	—	4
Net income attributable to Pfizer Inc.	7,680	902	242	(4)	(4,606)	4,214
Earnings per common share attributable to Pfizer Inc.––diluted	1.36	0.16	0.04	—	(0.82)	0.75

	Nine Months Ended September 29, 2019
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Items(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$39,062	$—	$—	$—	$—	$39,062
Cost of sales(6), (7)	7,611	15	—	—	(196)	7,430
Selling, informational and administrative expenses(6), (7)	10,110	2	(2)	—	(139)	9,971
Research and development expenses(1), (6), (7)	5,827	3	—	—	(372)	5,458
Amortization of intangible assets(7)	3,578	(3,377)	—	—	—	201
Restructuring charges and certain acquisition-related costs	295	—	(150)	—	(145)	—
(Gain) on completion of Consumer Healthcare JV transaction(1)	(8,087)	—	—	—	8,087	—
Other (income)/deductions––net(8)	537	—	—	—	(740)	(203)
Income from continuing operations before provision for taxes on income	19,190	3,357	152	—	(6,495)	16,204
Provision for taxes on income	2,566	685	69	—	(759)	2,560
Income from continuing operations	16,625	2,673	83	—	(5,737)	13,644
Discontinued operations––net of tax	4	—	—	(4)	—	—
Net income attributable to noncontrolling interests	19	—	—	—	—	19
Net income attributable to Pfizer Inc.	16,609	2,673	83	(4)	(5,737)	13,625
Earnings per common share attributable to Pfizer Inc.––diluted	2.92	0.47	0.01	—	(1.01)	2.39
See end of tables for notes (1) through (8).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS - (UNAUDITED)
(millions of dollars, except per common share data)

	Third-Quarter 2018
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Items(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$13,298	$—	$—	$—	$—	$13,298
Cost of sales(6), (7)	2,694	1	(3)	—	(19)	2,673
Selling, informational and administrative expenses(6), (7)	3,494	—	—	—	(23)	3,471
Research and development expenses(6), (7)	2,008	1	—	—	(11)	1,998
Amortization of intangible assets(7)	1,253	(1,182)	—	—	—	71
Restructuring charges and certain acquisition-related costs	85	—	(107)	—	22	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net(8)	(414)	(130)	(2)	—	329	(217)
Income from continuing operations before provision for taxes on income	4,177	1,309	112	—	(298)	5,300
Provision for taxes on income	66	263	21	—	363	712
Income from continuing operations	4,111	1,047	91	—	(661)	4,588
Discontinued operations––net of tax	11	—	—	(11)	—	—
Net income attributable to noncontrolling interests	8	—	—	—	—	8
Net income attributable to Pfizer Inc.	4,114	1,047	91	(11)	(661)	4,580
Earnings per common share attributable to Pfizer Inc.––diluted	0.69	0.17	0.02	—	(0.11)	0.77

	Nine Months Ended September 30, 2018
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Items(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$39,670	$—	$—	$—	$—	$39,670
Cost of sales(6), (7)	8,173	(2)	(9)	—	(77)	8,086
Selling, informational and administrative expenses(6), (7)	10,448	1	—	—	(185)	10,264
Research and development expenses(6), (7)	5,549	3	—	—	(26)	5,526
Amortization of intangible assets(7)	3,640	(3,428)	—	—	—	212
Restructuring charges and certain acquisition-related costs	172	—	(209)	—	37	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net(8)	(1,143)	(238)	(4)	—	702	(683)
Income from continuing operations before provision for taxes on income	12,831	3,665	221	—	(452)	16,265
Provision for taxes on income	1,270	735	40	—	468	2,513
Income from continuing operations	11,562	2,930	182	—	(921)	13,752
Discontinued operations––net of tax	10	—	—	(10)	—	—
Net income attributable to noncontrolling interests	25	—	—	—	—	25
Net income attributable to Pfizer Inc.	11,546	2,930	182	(10)	(921)	13,727
Earnings per common share attributable to Pfizer Inc.––diluted	1.92	0.49	0.03	—	(0.15)	2.29
See end of tables for notes (1) through (8).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

(1)
In 2018, Pfizer’s Non-GAAP Adjusted results included net gains on investments in equity securities, which favorably impacted full-year 2018 Adjusted Other (Income)/Deductions by $586 million and Adjusted Diluted EPS by $0.08.

Beginning in 2019, Pfizer excludes net gains and losses on investments in equity securities from Non-GAAP Adjusted results because of their inherent volatility, which is outside of Pfizer management’s control and cannot be predicted with any level of certainty. Additionally, Pfizer management does not believe that including these gains and losses assists investors in understanding Pfizer's business or is reflective of its core operations. Non-GAAP Adjusted financial results for the third quarter and first nine months of 2018 have been revised from previously reported amounts to conform with the 2019 presentation. See Note (4) below for additional information.
On July 31, 2019, we completed the transaction in which we and GlaxoSmithKline plc (GSK) combined our respective consumer healthcare businesses into a new consumer healthcare joint venture that operates globally under the GSK Consumer Healthcare name. In exchange for contributing our Consumer Healthcare business to the joint venture, we received a 32% equity stake in the new company and GSK owns the remaining 68%. Upon the closing of the transaction, we deconsolidated our Consumer Healthcare business and recognized a pre-tax gain of $8.1 billion ($5.4 billion net of tax) in our fiscal third quarter of 2019 in (Gain) on completion of Consumer Healthcare JV transaction for the difference in the fair value of our 32% equity stake in the new company and the carrying value of our Consumer Healthcare business. In accordance with our domestic and international reporting periods, our financial results, and our Consumer Healthcare segment’s operating results, for the third quarter of 2019 reflect only one month of Consumer Healthcare segment domestic operations and two months of Consumer Healthcare segment international operations. Likewise, our financial results, and our Consumer Healthcare segment’s operating results, for the first nine months of 2019 reflect seven months of Consumer Healthcare segment domestic operations and eight months of Consumer Healthcare segment international operations. We will record our pro rata share of earnings from the Consumer Healthcare joint venture on a quarterly basis on a one-quarter lag in Other (income)/deductions––net from August 1, 2019. Therefore, we will record our share of two months of the joint venture’s earnings generated in the third quarter of 2019 in our operating results in the fourth quarter of 2019.
The financial results of Array BioPharma Inc. (Array) are included in our consolidated financial statements, and Biopharma’s operating results, commencing from the acquisition date of July 30, 2019.
The financial results of Therachon Holding AG (Therachon) are included in our consolidated financial statements commencing from the acquisition date of July 1, 2019. Therefore, in accordance with our international reporting period, our financial results, and Biopharma’s operating results, for the third quarter and the first nine months of 2019 reflect two months of Therachon operations. In connection with this asset acquisition, we recorded a charge of $337 million in Research and development expenses.
Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and nine months ended September 29, 2019 and September 30, 2018. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 25, 2019 and August 26, 2018.

(3)	Acquisition-related items include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2019	2018	2019	2018
Restructuring charges/(credits)(a)	$19	$24	$(196)	$5
Transaction costs(b)	65	1	65	1
Integration costs(c)	217	82	281	202
Net periodic benefit costs other than service costs	—	2	—	4
Additional depreciation––asset restructuring(d)	—	3	2	9
Total acquisition-related items––pre-tax	300	112	152	221
Income taxes(e)	(58)	(21)	(69)	(40)
Total acquisition-related items––net of tax	$242	$91	$83	$182

(a)
Includes employee termination costs, asset impairments and other exit costs associated with business combinations. Charges for the third quarter of 2019 represent employee termination costs related to our acquisition of Array. Credits for the first nine months of 2019 were mostly due to the reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. Internal Revenue Service (IRS) audit for multiple tax years. See footnote (4) (j) below. Charges for the third quarter of 2018 were primarily due to accruals for exit costs and asset write downs related to our acquisition of Hospira, Inc. (Hospira), and

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

charges for the first nine months of 2018 were mainly due to asset write downs related to our acquisition of Hospira, partially offset by the reversal of previously recorded accruals for employee termination costs related to our acquisition of Hospira. All of these items are included in Restructuring charges and certain acquisition-related costs.

(b)
Transaction costs represent external costs for banking, legal, accounting and other similar services. In the third quarter and first nine months of 2019, transaction costs relate to our acquisition of Array. All of these items are included in Restructuring charges and certain acquisition-related costs.

(c)
Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting, the integration of systems and processes, and other qualifying costs. In the third quarter and first nine months of 2019, integration costs were mainly related to our acquisition of Array. In the third quarter and first nine months of 2018, integration costs were primarily related to our acquisition of Hospira. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(d)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. In the first nine months of 2019, included in Selling, informational and administrative expenses. In the third quarter and first nine months of 2018, included in Cost of sales.

(e)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The first nine months of 2019 include the impact of the non-taxable reversal of certain accruals related to our acquisition of Wyeth upon the effective favorable settlement of a U.S. IRS audit for multiple tax years. See footnote (4)(j) below.

(4)	Certain significant items include the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2019	2018	2019	2018
Restructuring charges/(credits)––cost reduction initiatives(a)	$64	$(22)	$145	$(37)
Implementation costs and additional depreciation––asset restructuring(b)	46	57	135	164
Certain legal matters, net(c)	63	37	72	(70)
Certain asset impairments(d)	—	—	149	31
Business and legal entity alignment costs(e)	89	1	353	5
Net gains recognized during the period on investments in equity securities(f)	(3)	(85)	(139)	(460)
(Gain) on completion of Consumer Healthcare JV transaction(g)	(8,087)	—	(8,087)	—
Net losses on early retirement of debt(h)	—	—	138	3
Other(i)	641	(286)	738	(89)
Total certain significant items––pre-tax	(7,187)	(298)	(6,495)	(452)
Income taxes(j)	2,581	(363)	759	(468)
Total certain significant items––net of tax	$(4,606)	$(661)	$(5,737)	$(921)

(a)
Restructuring charges/(credits)––cost reduction initiatives relate to employee termination costs, asset impairments and other exit costs not associated with acquisitions, which are included in Restructuring charges and certain acquisition-related costs. For the third quarter of 2019, the charges were mainly composed of employee termination costs, and for the first nine months of 2019, the charges were mostly related to employee termination costs and exit costs. For the third quarter and first nine months of 2018, the credits were mostly related to the reversal of previously recorded accruals for employee termination costs.

(b)
Relates to our cost-reduction and productivity initiatives not related to acquisitions. Included in Cost of sales ($20 million), Selling, informational and administrative expenses ($23 million) and Research and development expenses ($3 million) for the third quarter of 2019. Included in Cost of sales ($65 million), Selling, informational and administrative expenses ($48 million) and Research and development expenses ($21 million) for the first nine months of 2019. Included in Cost of sales ($30 million), Selling, informational and administrative expenses ($17 million) and Research and development expenses ($9 million) for the third quarter of 2018. Included in Cost of sales ($91 million), Selling, informational and administrative expenses ($51 million) and Research and development expenses ($22 million) for the first nine months of 2018.

(c)	Included in Other (income)/deductions––net. For the first nine months of 2018, the net credits primarily represented the reversal of a legal accrual where a loss was no longer deemed probable.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

(d)
Included in Other (income)/deductions––net. The first nine months of 2019 mainly includes intangible asset impairment charges of $140 million, $90 million of which represents in-process research and development related to a pre-clinical stage asset from our acquisition of Bamboo Therapeutics, Inc. for gene therapies for the potential treatment of patients with certain rare diseases.

(e)
Primarily included in Other (income)/deductions––net. In the third quarter and first nine months of 2019, and in the third quarter of 2018, represents incremental costs associated with the design, planning and implementation of our new organizational structure, effective in the beginning of 2019, and primarily includes consulting, legal, tax and advisory services. In the first nine months of 2018, mainly represents expenses for changes to our infrastructure to align our commercial operations that existed through December 31, 2018, including costs to internally separate our businesses into distinct legal entities, as well as to streamline our intercompany supply operations to better support each business.

(f)
Included in Other (income)/deductions––net. The third quarter of 2018 included gains of $24 million and the first nine months of 2018 included gains of $229 million related to our investment in ICU Medical stock that was received as part of the consideration for the sale of Hospira Infusion Systems net assets to ICU Medical (see Notes to Consolidated Financial Statements––Note 2B. Acquisitions, Divestitures, Assets and Liabilities Held for Sale, Licensing Arrangements, Research and Development and Collaborative Arrangements, Equity-Method Investments and Privately Held Investment: Divestitures in our 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 for additional information).

(g)
Included in (Gain) on completion of Consumer Healthcare JV transaction. See note (1) above. This gain represents the difference in the fair value of our 32% equity stake in the GSK Consumer Healthcare joint venture and the carrying value of our Consumer Healthcare business.

(h)
Included in Other (income)/deductions––net. In the first nine months of 2019, represents net losses due to the early retirement of debt in the first quarter of 2019, inclusive of the related termination of cross-currency swaps.

(i)
For the third quarter of 2019, included in Cost of sales ($128 million), Selling, informational and administrative expenses ($39 million), Research and development expenses ($340 million) and Other (income)/deductions––net ($134 million). For the first nine months of 2019, included in Cost of sales ($130 million), Selling, informational and administrative expenses ($80 million), Research and development expenses ($351 million) and Other (income)/deductions––net ($178 million). In the third quarter of 2018, included in Cost of sales ($12 million income), Selling, informational and administrative expenses ($6 million), Research and development expenses ($2 million) and Other (income)/deductions––net ($282 million income). In the first nine months of 2018, included in Cost of sales ($14 million income), Selling, informational and administrative expenses ($134 million), Research and development expenses ($3 million) and Other (income)/deductions––net ($212 million income). The third quarter and first nine months of 2019 include, among other things, (i) a $337 million charge in Research and development expenses related to our acquisition of Therachon and (ii) a $127 million charge in Cost of sales primarily representing an impairment of rivipansel inventory manufactured for expected future sale. In addition, the third quarter of 2019 includes charges of $161 million and the first nine months of 2019 include charges of $223 million, primarily in Other (income)/deductions––net and Selling, informational and administrative expenses, for external incremental costs, such as transaction costs and costs to separate our Consumer Healthcare business into a separate legal entity associated with the formation of the GSK Consumer Healthcare joint venture. The third quarter and first nine months of 2018 include, among other things, a non-cash $343 million pre-tax gain in Other (income)/deductions––net associated with our transaction with Bain Capital Private Equity and Bain Capital Life Sciences to create a new biopharmaceutical company, Cerevel Therapeutics, LLC, to continue development of a portfolio of clinical and pre-clinical stage neuroscience assets primarily targeting disorders of the central nervous system. The first nine months of 2018 also includes (i) a $119 million charge, in the aggregate, in Selling, informational and administrative expenses for a special, one-time bonus paid to virtually all Pfizer colleagues, excluding executives, which was one of several actions taken by us after evaluating the expected positive net impact of the December 2017 enactment of the legislation commonly referred to as the U.S. Tax Cuts and Jobs Act of 2017 (TCJA) and (ii) a non-cash $50 million pre-tax gain in Other (income)/deductions––net as a result of the contribution of our allogeneic chimeric antigen receptor T cell therapy development program assets in connection with our asset contribution agreement entered into with Allogene Therapeutics, Inc.

(j)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. The third quarter and first nine months of 2019 were impacted by the tax expense associated with the gain related to the completion of the Consumer Healthcare joint venture transaction with GSK. The first nine months of 2019 were favorably impacted by a benefit of $1.4 billion, representing tax and interest, resulting

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS - (UNAUDITED)

from the favorable settlement of a U.S. IRS audit for multiple tax years, as well as the tax benefit recorded as a result of additional guidance issued by the U.S. Department of Treasury related to the TCJA. The third quarter and nine months ended September 30, 2018 were favorably impacted by the December 2017 enactment of the TCJA, primarily related to certain tax initiatives, as well as favorable adjustments to the provisional estimate of the impact of the legislation.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement (as described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018), Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, are limited in their usefulness to investors. Because of their non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

(8)	Non-GAAP Adjusted Other (income)/deductions––net includes the following:

	Third-Quarter		Nine Months
(MILLIONS OF DOLLARS)	2019	2018	2019	2018
Interest income	$(60)	$(82)	$(185)	$(240)
Interest expense	414	318	1,175	967
Net interest expense	354	235	990	728
Royalty-related income	(155)	(143)	(475)	(360)
Net gains on asset disposals	(32)	(4)	(33)	(19)
Net gains recognized during the period on investments in equity securities	(3)	—	(14)	—
Net realized losses on sales of investments in debt securities	—	8	—	19
Income from collaborations, out-licensing arrangements and sales of compound/product rights	(20)	(114)	(124)	(430)
Net periodic benefit credits other than service costs	(28)	(106)	(129)	(334)
Certain legal matters, net	2	—	12	—
Certain asset impairments	28	(1)	39	9
Other, net	(113)	(92)	(469)	(296)
Non-GAAP Adjusted Other (income)/deductions––net	$32	$(217)	$(203)	$(683)
For additional information regarding the adjustments, see the accompanying reconciliations on pages 20 and 21. See Note (5) to Consolidated Statements of Income for the third quarter and first nine months of 2019 and 2018 above for additional information on the components comprising GAAP reported Other (income)/deductions––net. For additional information on certain significant items excluded from GAAP reported Other (income)/deductions––net in calculating Non-GAAP Adjusted Other (income)/deductions––net, refer to footnote (4) above.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1) - (UNAUDITED)
(millions of dollars)

The following tables provide revenue and cost information by reportable operating segment and a reconciliation of that information to our consolidated statements of income:
	Third-Quarter 2019
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$10,108	$2,195	$377	$12,680	$—	$12,680
Cost of sales	1,869	425	164	2,459	143	2,602
% of revenue	18.5%	19.4%	*	19.4%	*	20.5%
Selling, informational and administrative expenses	1,602	360	1,234	3,196	64	3,260
Research and development expenses	256	57	1,628	1,940	343	2,283
Amortization of intangible assets	71	—	—	72	1,140	1,212
Restructuring charges and certain acquisition-related costs	—	—	—	—	365	365
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	(8,087)	(8,087)
Other (income)/deductions––net	(193)	—	226	32	287	319
Income/(loss) from continuing operations before provision for taxes on income	6,503	1,353	(2,874)	4,981	5,746	10,727

	Nine Months Ended September 29, 2019
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$28,887	$8,077	$2,098	$39,062	$—	$39,062
Cost of sales	5,488	1,268	674	7,430	181	7,611
% of revenue	19.0%	15.7%	*	19.0%	*	19.5%
Selling, informational and administrative expenses	4,821	1,064	4,087	9,971	139	10,110
Research and development expenses	623	169	4,667	5,458	369	5,827
Amortization of intangible assets	201	1	—	201	3,377	3,578
Restructuring charges and certain acquisition-related costs	—	—	—	—	295	295
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	(8,087)	(8,087)
Other (income)/deductions––net	(729)	(2)	528	(203)	740	537
Income/(loss) from continuing operations before provision for taxes on income	18,484	5,577	(7,857)	16,204	2,986	19,190

	Third-Quarter 2018
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$9,422	$3,036	$839	$13,298	$—	$13,298
Cost of sales	1,673	476	524	2,673	21	2,694
% of revenue	17.8%	15.7%	*	20.1%	*	20.3%
Selling, informational and administrative expenses	1,626	439	1,406	3,471	23	3,494
Research and development expenses	215	67	1,717	1,998	10	2,008
Amortization of intangible assets	66	—	5	71	1,182	1,253
Restructuring charges and certain acquisition-related costs	—	—	—	—	85	85
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net	(364)	3	144	(217)	(197)	(414)
Income/(loss) from continuing operations before provision for taxes on income	6,206	2,051	(2,956)	5,300	(1,123)	4,177

	Nine Months Ended September 30, 2018
	Biopharma(2)	Upjohn(2)	Other(3)	Non-GAAP Adjusted(4)	Reconciling Items(5)	GAAP Reported
Revenues	$27,737	$9,302	$2,631	$39,670	$—	$39,670
Cost of sales	5,242	1,453	1,391	8,086	87	8,173
% of revenue	18.9%	15.6%	*	20.4%	*	20.6%
Selling, informational and administrative expenses	4,765	1,239	4,261	10,264	183	10,448
Research and development expenses	583	173	4,770	5,526	23	5,549
Amortization of intangible assets	177	—	34	212	3,428	3,640
Restructuring charges and certain acquisition-related costs	—	—	—	—	172	172
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—	—
Other (income)/deductions––net	(1,016)	(4)	337	(683)	(460)	(1,143)
Income/(loss) from continuing operations before provision for taxes on income	17,987	6,442	(8,163)	16,265	(3,434)	12,831
See end of tables for notes (1) through (5).* Indicates calculation not meaningful or result is equal to or greater than 100%.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)
At the beginning of our 2019 fiscal year, we began to manage our commercial operations through a new global structure consisting of three distinct business segments: Pfizer Biopharmaceuticals Group (Biopharma), Upjohn and through July 31, 2019, Consumer Healthcare. See footnote (2) below for additional information.

Additionally, certain costs and expenses are now managed in different parts of the organization than they were prior to the reorganization. We have revised prior-period information (Revenues and Earnings, as defined by management) to conform to the current management structure.
On July 31, 2019, we completed the transaction in which we and GlaxoSmithKline plc (GSK) combined our respective consumer healthcare businesses into a new consumer healthcare joint venture that operates globally under the GSK Consumer Healthcare name. In exchange for contributing our Consumer Healthcare business to the joint venture, we received a 32% equity stake in the new company and GSK owns the remaining 68%. Upon the closing of the transaction, we deconsolidated our Consumer Healthcare business and recognized a pre-tax gain of $8.1 billion ($5.4 billion net of tax) in our fiscal third quarter of 2019 in (Gain) on completion of Consumer Healthcare JV transaction for the difference in the fair value of our 32% equity stake in the new company and the carrying value of our Consumer Healthcare business. In accordance with our domestic and international reporting periods, our financial results, and our Consumer Healthcare segment’s operating results, for the third quarter of 2019 reflect only one month of Consumer Healthcare segment domestic operations and two months of Consumer Healthcare segment international operations. Likewise, our financial results, and our Consumer Healthcare segment’s operating results, for the first nine months of 2019 reflect seven months of Consumer Healthcare segment domestic operations and eight months of Consumer Healthcare segment international operations. We will record our pro rata share of earnings from the Consumer Healthcare joint venture on a quarterly basis on a one-quarter lag in Other (income)/deductions––net from August 1, 2019. Therefore, we will record our share of two months of the joint venture’s earnings generated in the third quarter of 2019 in our operating results in the fourth quarter of 2019.
The financial results of Array BioPharma Inc. (Array) are included in our consolidated financial statements, and Biopharma’s operating results, commencing from the acquisition date of July 30, 2019.
The financial results of Therachon Holding AG (Therachon) are included in our consolidated financial statements commencing from the acquisition date of July 1, 2019. Therefore, in accordance with our international reporting period, our financial results, and Biopharma’s operating results, for the third quarter and the first nine months of 2019 reflect two months of Therachon operations. In connection with this asset acquisition, we recorded a charge of $337 million in Research and development expenses.
Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of the Biopharma and Upjohn reportable operating segments for the periods presented. The expenses generally include only those costs directly attributable to the operating segment. The segment information presents the three and nine months ended September 29, 2019 and September 30, 2018. Subsidiaries operating outside the U.S. are included for the three and nine months ended August 25, 2019 and August 26, 2018.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

Operating Segments

Some additional information about our Biopharma and Upjohn business segments follows:
Pfizer Biopharmaceuticals Group
Biopharma is a science-based innovative medicines business that includes six business units – Oncology, Inflammation & Immunology, Rare Disease, Hospital, Vaccines and Internal Medicine. The new Hospital unit commercializes our global portfolio of sterile injectable and anti-infective medicines and includes Pfizer’s contract manufacturing operation, Pfizer CentreOne. At the beginning of our 2019 fiscal year, we also incorporated our biosimilar portfolio into our Oncology and Inflammation & Immunology business units and certain legacy established products into the Internal Medicine business unit. Each business unit is committed to delivering breakthroughs that change patients’ lives.

Upjohn is a global, primarily off-patent branded and generic medicines business, which includes a portfolio of 20 globally recognized solid oral dose brands, as well as a U.S.-based generics platform, Greenstone.

Select products include: - Prevnar 13/Prevenar 13 - Ibrance - Eliquis - Xeljanz - Enbrel (outside the U.S. and Canada) - Chantix/Champix - Sutent - Xtandi	Select products include: - Lyrica - Lipitor - Norvasc - Celebrex - Viagra - Certain generic medicines
Third Quarter of 2019 vs. Third Quarter of 2018
Biopharma Operating Segment

•
Cost of sales as a percentage of Revenues increased 0.7 percentage points driven by an unfavorable impact of foreign exchange and higher royalty expenses, partially offset by a favorable change in product mix.

•
The increase in Cost of sales of 12% was mainly driven by the unfavorable impact of foreign exchange, as well as an increase in royalty expenses based on the mix of products sold, an increase in sales volumes for various products within our product portfolio and an unfavorable change in product mix.

•
The decrease in Selling, informational and administrative expenses of 1% was mostly driven by lower investment in certain products and a favorable impact of foreign exchange, partially offset by additional investment across several of our products, including recently acquired Array products.

•	The increase in Research and development expenses of 19% was mostly driven by investment in newly acquired Array products.

•
The unfavorable change in Other (income)/deductions––net primarily reflects a $96 million decrease in income from collaborations, out-licensing arrangements and sales of compound/product rights, and a $47 million decrease in dividend income from our investment in ViiV, partially offset by a favorable impact of foreign exchange.

Upjohn Operating Segment

•
Cost of sales as a percentage of Revenues increased 3.7 percentage points driven by lower Lyrica revenues in developed markets, primarily related to the June 2019 loss of exclusivity for Lyrica in the U.S., as well as an unfavorable impact of foreign exchange, partially offset by lower royalty expense for Lyrica due to the patent expiration.

•
The decrease in Cost of sales of 11% was driven by lower royalty expense due to the June 2019 loss of exclusivity for Lyrica in the U.S., as well as lower volumes for certain products, partially offset by an unfavorable impact of foreign exchange.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

•
Selling, informational and administrative expenses decreased 18% mostly driven by a reduction in field force expense as well as advertising and promotion expenses in developed markets, primarily related to Lyrica in the U.S., partially offset by the non-recurrence of a one-time general and administrative expense reversal in the third quarter of 2018.

•	Research and development expenses and Other (income)/deductions––net were relatively unchanged.
First Nine Months of 2019 vs. First Nine Months of 2018
Biopharma Operating Segment

•	Cost of sales as a percentage of Revenues was relatively flat.

•
The increase in Cost of sales of 5% was mainly driven by an unfavorable change in product mix, an increase in royalty expenses based on the mix of products sold and an increase in sales volumes for various products within our product portfolio, partially offset by a favorable impact of foreign exchange.

•
The increase in Selling, informational and administrative expenses of 1% was mostly driven by additional investment across several of our products, including recently acquired Array products, as well as the non-recurrence of a favorable true-up of healthcare reform expenses in the first quarter of 2018, partially offset by a favorable impact of foreign exchange and decreased investment in certain products.

•	The increase in Research and development expenses of 7% was mostly driven by investment in newly acquired Array products, partially offset by a favorable impact of foreign exchange.

•
The unfavorable change in Other (income)/deductions––net primarily reflects a $301 million decrease in income from collaborations, out-licensing arrangements and sales of compound/product rights and a $42 million decrease in dividend income from our investment in ViiV, partially offset by an increase in royalty-related income mainly due to a one-time favorable resolution in the second quarter of 2019 of a legal dispute for $82 million.

Upjohn Operating Segment

•
Cost of sales as a percentage of Revenues increased 0.1 percentage points driven by lower Lyrica revenues in developed markets, primarily related to the June 2019 loss of exclusivity for Lyrica in the U.S., partially offset by lower royalty expense for Lyrica due to the patent expiration, and a favorable impact of foreign exchange.

•
The decrease in Cost of sales of 13% was primarily driven by lower royalty expense due to the June 2019 loss of exclusivity for Lyrica in the U.S., a favorable impact of foreign exchange, as well as lower atorvastatin active product ingredients import duties in China.

•
Selling, informational and administrative expenses decreased 14% driven by a reduction in field force expense as well as advertising and promotion expenses in developed markets, primarily related to Lyrica in the U.S., as well as a favorable impact of foreign exchange, partially offset by the non-recurrence of one-time general and administrative expense reversals in the second and third quarters of 2018, and investments in China across key brands.

•	Research and development expenses and Other (income)/deductions––net were relatively unchanged.

(3)	Other comprises the revenues and costs included in our Adjusted income components (see footnote (c) below) that are managed outside Biopharma and Upjohn and includes the following:

	Third-Quarter 2019
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$377	$—	$377
Cost of sales	—	—	113	51	164
Selling, informational and administrative expenses	34	—	263	936	1,234
Research and development expenses	582	816	19	210	1,628
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	(9)	1	—	234	226
Income/(loss) from continuing operations before provision for taxes on income	$(608)	$(817)	$(19)	$(1,431)	$(2,874)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Nine Months Ended September 29, 2019
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$2,098	$—	$2,098
Cost of sales	—	1	663	9	674
Selling, informational and administrative expenses	84	—	1,058	2,944	4,087
Research and development expenses	1,662	2,306	82	617	4,667
Amortization of intangible assets	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	(11)	—	—	538	528
Income/(loss) from continuing operations before provision for taxes on income	$(1,736)	$(2,308)	$294	$(4,108)	$(7,857)

	Third-Quarter 2018
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$839	$—	$839
Cost of sales	—	3	281	240	524
Selling, informational and administrative expenses	35	—	416	955	1,406
Research and development expenses	546	806	42	323	1,717
Amortization of intangible assets	—	—	11	(6)	5
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	(3)	(8)	9	146	144
Income/(loss) from continuing operations before provision for taxes on income	$(578)	$(801)	$80	$(1,658)	$(2,956)

	Nine Months Ended September 30, 2018
	Other Business Activities
(IN MILLIONS)	WRDM(a)	GPD(b)	Other(c)	Corporate and Other Unallocated(d)	Total
Revenues	$—	$—	$2,631	$—	$2,631
Cost of sales	—	—	870	521	1,391
Selling, informational and administrative expenses	98	—	1,250	2,913	4,261
Research and development expenses	1,644	2,318	130	678	4,770
Amortization of intangible assets	—	—	34	—	34
Restructuring charges and certain acquisition-related costs	—	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—	—
Other (income)/deductions––net	(107)	(10)	8	446	337
Income/(loss) from continuing operations before provision for taxes on income	$(1,636)	$(2,308)	$339	$(4,558)	$(8,163)
The above tables and related footnotes below reflect our current organization structure effective at the beginning of the 2019 fiscal year for the periods presented.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(a)
WRDM––the R&D and Medical expenses managed by our WRDM organization, which is generally responsible for research projects for our Biopharma portfolio until proof-of-concept is achieved and then for transitioning those projects to the GPD organization for possible clinical and commercial development. R&D spending may include upfront and milestone payments for intellectual property rights. The WRDM organization also has responsibility for certain science-based and other platform-services organizations, which provide end-to-end technical expertise and other services to the various R&D projects, as well as the Worldwide Medical and Safety group, which ensures that Pfizer provides all stakeholders––including patients, healthcare providers, pharmacists, payers and health authorities––with complete and up-to-date information on the risks and benefits associated with Pfizer products so that they can make appropriate decisions on how and when to use Pfizer’s medicines.

(b)
GPD––the costs associated with our GPD organization, which is generally responsible for clinical trials from WRDM in the Biopharma portfolio, including late stage portfolio spend. GPD also provides technical support and other services to Pfizer R&D projects. GPD is responsible for facilitating all regulatory submissions and interactions with regulatory agencies.

(c)
Other––the operating results of our Consumer Healthcare business, through July 31, 2019, and costs associated with other commercial activities not managed as part of Biopharma or Upjohn, including all strategy, business development, portfolio management and valuation capabilities, which previously had been reported in various parts of the organization. See Note (1) above.

(d)
Corporate and Other Unallocated––the costs associated with platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance and worldwide procurement), patient advocacy activities and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments, as well as overhead expenses associated with our manufacturing (which include manufacturing variances associated with production) and commercial operations that are not directly assessed to an operating segment, as business unit (segment) management does not manage these costs.

For information purposes only, the following tables present reconciliations of the Biopharma segment operating results and Upjohn segment operating results to Biopharma and Upjohn operating results including estimated Other costs generally associated with the Biopharma and Upjohn operating segments. While we do not manage our segments or have performance goals under such an allocated manner, we believe that some investors may find this information useful in their analyses.
The estimated Other costs generally associated with our operating segments do not purport to reflect the additional amounts that each of our operating segments would have incurred had each segment operated as a standalone company during the periods presented.
For information purposes only, for the first nine months of 2019, we estimate that Other costs attributable to our Biopharma and Upjohn segments, as described above, for combined WRDM, GPD and other business activities costs are $4.4 billion, and combined Corporate and Other Unallocated costs are $3.2 billion, which excludes income and costs associated with our Consumer Healthcare business. The combined Corporate and Other Unallocated costs also exclude (i) net interest-related expense not attributable to an operating segment included in Corporate (approximately $987 million for the first nine months of 2019 in Other (income)/deductions––net); and (ii) net income from investments and other assets not attributable to an operating segment included in Corporate (approximately $127 million for the first nine months of 2019 in Other (income)/deductions––net). The remaining costs have been attributed to our Biopharma and Upjohn operating segments, as follows:

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Nine Months Ended September 29, 2019
		Estimated Other Costs Associated with Biopharma(b)
(MILLIONS OF DOLLARS)	Biopharma Non-GAAP Adjusted(a), (c)	Estimated WRDM/GPD/Other Business Activities(b)	Estimated Corporate/Other Unallocated(b)	Biopharma with Estimated Other Costs Associated with Biopharma Non-GAAP Adjusted(b), (c)
Revenues	$28,887	$—	$—	$28,887
Cost of sales	5,488	1	6	5,495
Selling, informational and administrative expenses	4,821	400	2,183	7,403
Research and development expenses	623	3,977	582	5,182
Amortization of intangible assets	201	—	—	201
Restructuring charges and certain acquisition-related costs	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—
Other (income)/deductions––net	(729)	(9)	(255)	(992)
Income/(loss) from continuing operations before provision for taxes on income	18,484	(4,369)	(2,517)	11,598

	Nine Months Ended September 29, 2019
		Estimated Other Costs Associated with Upjohn(b)
(MILLIONS OF DOLLARS)	Upjohn Non-GAAP Adjusted(a), (c)	Estimated WRDM/GPD/Other Business Activities(b)	Estimated Corporate/Other Unallocated(b)	Upjohn with Estimated Other Costs Associated with Upjohn Non-GAAP Adjusted(b), (c)
Revenues	$8,077	$—	$—	$8,077
Cost of sales	1,268	—	(19)	1,249
Selling, informational and administrative expenses	1,064	24	599	1,687
Research and development expenses	169	1	20	190
Amortization of intangible assets	1	—	—	1
Restructuring charges and certain acquisition-related costs	—	—	—	—
(Gain) on completion of Consumer Healthcare JV transaction	—	—	—	—
Other (income)/deductions––net	(2)	—	(44)	(46)
Income/(loss) from continuing operations before provision for taxes on income	5,577	(25)	(556)	4,996

(a)
Amount represents the revenues and costs managed by the operating segments. The expenses generally include only those costs directly attributable to the operating segment. See note (2) above for more information.

(b)
Represents costs not assessed to an operating segment, as business unit (segment) management does not manage these costs. For a description of these other costs and business activities, see note (3) above.

•
WRDM/GPD/Other Business Activities––The information provided for WRDM, GPD and Other Business Activities was substantially all derived from our estimates of the costs incurred in connection with the R&D projects associated with the Biopharma and Upjohn operating segments as well as specific identification and estimates of costs incurred in connection with activities associated with the Biopharma and Upjohn operating segments.

•
Corporate/Other Unallocated––The information provided for Corporate and Other Unallocated was derived mainly using proportional allocation methods based on global, regional or country revenues or global, regional or country headcount, as well as certain cost metrics, as appropriate, such as those derived from research and development and manufacturing costs, and, to a lesser extent, specific identification and estimates. Management believes that the allocations of Corporate and Other Unallocated costs are reasonable.

The estimated Other costs generally associated with our Biopharma and Upjohn operating segments do not purport to reflect the additional amounts that each of the operating segments would have incurred had each segment operated as a standalone company during the periods presented.

(c)	See note (4) below for an explanation of our Non-GAAP Adjusted financial measure.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(4)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items (some of which may recur, such as gains on the completion of joint venture transactions, restructuring charges, legal charges or net gains and losses on investments in equity securities, but which management does not believe are reflective of our ongoing core operations). Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the Financial Review––Non-GAAP Financial Measure (Adjusted Income) section of Pfizer’s 2018 Financial Report, which was filed as Exhibit 13 to Pfizer’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. Because Adjusted income is an important internal measurement for Pfizer, we believe that investors’ understanding of our performance is enhanced by disclosing this performance measure. We report Adjusted income and certain components of Adjusted income in order to portray the results of our major operations––the discovery, development, manufacture, marketing and sale of prescription medicines and vaccines––prior to considering certain income statement elements. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the third quarter and first nine months of 2019 and 2018. The Adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(5)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive and/or unusual, and in some cases recurring, items (such as gains on the completion of joint venture transactions, restructuring charges, legal charges or net gains and losses on investments in equity securities) that are evaluated on an individual basis by management. For additional information about these reconciling items and/or our non-GAAP adjusted measure of performance, see the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for third quarter and first nine months of 2019 and 2018.

PFIZER INC. - REVENUES
THIRD-QUARTER 2019 and 2018 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2019	2018	% Change		2019	2018	% Change	2019	2018	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$12,680	$13,298	(5%)	(3%)	$5,850	$6,361	(8%)	$6,830	$6,937	(2%)	2%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b)	$10,108	$9,422	7%	9%	$5,218	$4,684	11%	$4,890	$4,738	3%	7%
Internal Medicine(c)	$2,207	$2,182	1%	3%	$1,126	$1,107	2%	$1,081	$1,075	1%	4%
Eliquis alliance revenues and direct sales	1,025	870	18%	20%	541	455	19%	484	416	16%	20%
Chantix/Champix	276	261	6%	7%	227	197	15%	49	64	(22%)	(20%)
Premarin family	182	204	(11%)	(11%)	170	191	(11%)	11	12	(8%)	(5%)
BMP2	66	54	24%	24%	66	54	24%	—	—	—	—
Toviaz	61	67	(8%)	(7%)	18	23	(19%)	43	44	(3%)	(1%)
All other Internal Medicine	597	727	(18%)	(16%)	103	188	(45%)	493	539	(9%)	(6%)
Oncology(d)	$2,350	$1,840	28%	30%	$1,466	$1,119	31%	$884	$720	23%	28%
Ibrance	1,283	1,025	25%	27%	832	708	18%	451	317	42%	48%
Sutent	224	248	(10%)	(7%)	64	80	(20%)	160	168	(5%)	—
Xtandi alliance revenues	225	180	25%	25%	225	180	25%	—	—	—	—
Xalkori	130	127	2%	5%	36	34	7%	94	93	1%	4%
Inlyta	139	71	95%	98%	92	27	*	46	44	6%	10%
Bosulif	90	69	32%	32%	61	43	42%	30	26	14%	15%
Retacrit(k)	64	19	*	*	42	—	*	22	19	14%	18%
All other Oncology	194	101	93%	95%	113	48	*	80	53	52%	56%
Hospital(e)	$1,917	$1,841	4%	6%	$759	$705	8%	$1,157	$1,136	2%	5%
Sulperazon	163	145	12%	16%	—	—	—	163	145	12%	16%
Medrol(f)	109	110	(1%)	—	54	55	(2%)	55	55	(1%)	1%
Vfend	87	87	1%	4%	3	3	(3%)	84	83	1%	4%
Zithromax(f)	77	61	25%	29%	2	—	*	75	61	23%	26%
EpiPen	92	68	36%	36%	74	55	35%	18	13	36%	37%
Zyvox	61	50	21%	24%	5	(3)	*	56	53	4%	7%
Fragmin	62	76	(18%)	(15%)	3	4	(38%)	60	72	(17%)	(14%)
Zosyn/Tazocin	49	56	(13%)	(12%)	32	35	(7%)	16	21	(22%)	(19%)
Tygacil	50	60	(17%)	(14%)	4	6	(34%)	46	54	(15%)	(12%)
Pfizer CentreOne(g)	176	159	11%	12%	101	81	24%	75	78	(3%)	(1%)
All other Anti-infectives	335	300	12%	14%	95	70	35%	240	230	5%	8%
All other Hospital(e)	656	669	(2%)	(1%)	386	399	(3%)	270	270	—	3%
Vaccines	$1,808	$1,845	(2%)	(1%)	$1,078	$1,149	(6%)	$730	$695	5%	8%
Prevnar 13/Prevenar 13	1,603	1,660	(3%)	(3%)	1,008	1,089	(7%)	595	571	4%	7%
FSME/IMMUN-TicoVac	64	57	13%	17%	—	—	—	64	57	13%	17%
Nimenrix	52	46	13%	18%	—	—	—	52	46	13%	18%
Trumenba	73	61	19%	19%	70	60	16%	3	1	*	*
All other Vaccines	16	21	(23%)	(20%)	—	—	—	16	21	(23%)	(20%)
Inflammation & Immunology (I&I)(h)	$1,226	$1,184	4%	6%	$566	$447	27%	$660	$737	(11%)	(7%)
Xeljanz	599	432	38%	40%	444	332	34%	154	100	54%	61%
Enbrel (Outside the U.S. and Canada)	415	531	(22%)	(19%)	—	—	—	415	531	(22%)	(19%)
Inflectra/Remsima(h), (k)	155	166	(7%)	(5%)	77	71	8%	78	95	(18%)	(15%)
Eucrisa	43	40	7%	7%	42	40	5%	1	—	*	*
All other I&I	15	14	8%	6%	3	4	(13%)	12	10	16%	14%
Rare Disease	$601	$531	13%	16%	$222	$157	42%	$379	$374	1%	6%
BeneFIX	125	132	(5%)	(3%)	66	57	15%	59	74	(20%)	(16%)
Genotropin	124	143	(13%)	(11%)	23	35	(34%)	101	108	(7%)	(4%)
Refacto AF/Xyntha	104	117	(11%)	(7%)	22	27	(18%)	82	90	(9%)	(3%)
Vyndaqel	156	37	*	*	79	—	*	77	37	*	*
Somavert	64	64	—	3%	24	23	4%	40	41	(2%)	2%
All other Rare Disease	28	38	(26%)	(21%)	8	14	(43%)	20	24	(16%)	(8%)
UPJOHN(c), (i)	$2,195	$3,036	(28%)	(26%)	$509	$1,231	(59%)	$1,686	$1,805	(7%)	(4%)
Lyrica	527	1,213	(57%)	(57%)	200	875	(77%)	326	338	(4%)	(4%)
Lipitor	476	507	(6%)	(3%)	25	25	1%	451	482	(6%)	(3%)
Norvasc	219	248	(12%)	(9%)	9	9	5%	209	239	(12%)	(9%)
Celebrex	179	188	(5%)	(4%)	14	16	(17%)	166	171	(3%)	(3%)
Viagra	120	137	(13%)	(11%)	20	32	(37%)	99	105	(5%)	(3%)
Effexor	80	78	3%	4%	19	18	3%	61	59	3%	4%
Zoloft	74	72	2%	5%	12	14	(9%)	62	59	5%	9%
Xalatan/Xalacom	68	76	(11%)	(10%)	3	4	(21%)	64	72	(10%)	(9%)
Xanax	50	52	(4%)	(2%)	10	9	12%	39	43	(8%)	(5%)
Revatio	24	53	(56%)	(55%)	5	34	(84%)	18	20	(7%)	(6%)
All other Upjohn	379	411	(8%)	(7%)	190	194	(2%)	189	217	(13%)	(10%)
CONSUMER HEALTHCARE BUSINESS(j)	$377	$839	(55%)	(54%)	$124	$445	(72%)	$253	$394	(36%)	(33%)
Total Alliance revenues	$1,141	$977	17%	18%	$773	$642	20%	$368	$336	10%	13%
Total Biosimilars(k)	$236	$197	20%	22%	$123	$72	71%	$113	$125	(9%)	(6%)
Total Sterile Injectable Pharmaceuticals(l)	$1,248	$1,239	1%	3%	$575	$567	1%	$673	$672	—	4%
See end of tables for notes.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
THIRD-QUARTER 2019 and 2018 - (UNAUDITED)

	DEVELOPED EUROPE(m)				DEVELOPED REST OF WORLD(n)				EMERGING MARKETS(o)
	2019	2018	% Change		2019	2018	% Change		2019	2018	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$2,135	$2,231	(4%)	(1%)	$1,585	$1,640	(3%)	(4%)	$3,110	$3,066	1%	6%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b)	$1,835	$1,867	(2%)	2%	$1,035	$1,024	1%	1%	$2,020	$1,847	9%	15%
Internal Medicine(c)	$442	$425	4%	8%	$309	$323	(4%)	(5%)	$330	$327	1%	6%
Eliquis alliance revenues and direct sales	282	254	11%	16%	90	85	5%	5%	113	77	47%	51%
Chantix/Champix	18	19	(6%)	(2%)	18	27	(35%)	(34%)	14	18	(20%)	(17%)
Premarin family	—	—	—	—	5	6	(11%)	(10%)	6	6	(6%)	(2%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	16	17	(6%)	(3%)	24	24	(1%)	(2%)	3	3	5%	12%
All other Internal Medicine	126	135	(7%)	(3%)	172	181	(5%)	(6%)	195	224	(13%)	(7%)
Oncology(d)	$434	$371	17%	21%	$172	$148	16%	15%	$277	$201	38%	48%
Ibrance	265	194	37%	42%	88	67	31%	29%	99	57	75%	94%
Sutent	67	79	(15%)	(12%)	26	30	(11%)	(11%)	67	59	13%	21%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Xalkori	27	35	(23%)	(21%)	12	14	(15%)	(15%)	55	44	25%	30%
Inlyta	10	11	(15%)	(12%)	17	19	(12%)	(13%)	20	14	49%	62%
Bosulif	15	14	5%	9%	12	10	22%	19%	3	2	39%	42%
Retacrit(k)	22	18	19%	23%	—	—	—	—	1	1	(60%)	(58%)
All other Oncology	30	19	54%	60%	17	9	98%	96%	33	25	33%	38%
Hospital(e)	$211	$234	(10%)	(6%)	$197	$200	(1%)	—	$749	$702	7%	10%
Sulperazon	—	—	—	—	2	2	(8%)	(11%)	161	143	12%	17%
Medrol(f)	16	18	(9%)	(5%)	11	6	68%	67%	28	31	(10%)	(8%)
Vfend	5	8	(35%)	(33%)	17	18	(6%)	(8%)	61	57	8%	13%
Zithromax(f)	10	9	3%	7%	8	9	(6%)	(6%)	57	43	33%	37%
EpiPen	—	—	—	—	18	13	36%	37%	—	—	—	—
Zyvox	4	3	21%	26%	10	14	(24%)	(25%)	42	37	14%	17%
Fragmin	27	35	(23%)	(19%)	15	18	(17%)	(16%)	17	19	(6%)	(2%)
Zosyn/Tazocin	—	1	(51%)	(49%)	1	1	(30%)	(26%)	15	19	(20%)	(17%)
Tygacil	7	15	(54%)	(52%)	1	1	—	6%	38	38	—	2%
Pfizer CentreOne(g)	30	31	(2%)	—	5	5	7%	7%	40	42	(6%)	(2%)
All other Anti-infectives	69	65	5%	9%	26	28	(6%)	(6%)	146	137	6%	11%
All other Hospital(e)	43	49	(11%)	(8%)	82	85	(3%)	—	144	136	5%	9%
Vaccines	$234	$229	2%	6%	$93	$103	(10%)	(9%)	$403	$363	11%	14%
Prevnar 13/Prevenar 13	132	136	(4%)	—	87	94	(8%)	(7%)	376	340	11%	13%
FSME/IMMUN-TicoVac	55	52	6%	10%	—	—	—	—	9	5	82%	88%
Nimenrix	30	22	37%	43%	5	8	(34%)	(30%)	17	16	2%	7%
Trumenba	2	1	*	*	—	—	—	—	1	—	*	*
All other Vaccines	14	18	(20%)	(17%)	1	1	(39%)	(38%)	1	2	(49%)	(47%)
Inflammation & Immunology (I&I)(h)	$328	$406	(19%)	(16%)	$162	$160	1%	1%	$170	$171	(1%)	8%
Xeljanz	62	30	*	*	55	41	33%	34%	38	29	30%	46%
Enbrel (Outside the U.S. and Canada)	199	298	(33%)	(31%)	88	101	(13%)	(14%)	128	133	(4%)	4%
Inflectra/Remsima(h), (k)	65	79	(18%)	(15%)	9	6	37%	41%	5	10	(49%)	(49%)
Eucrisa	—	—	—	—	1	—	*	*	—	—	—	—
All other I&I	2	(1)	*	*	10	11	(11%)	(13%)	—	—	—	—
Rare Disease	$186	$201	(8%)	(4%)	$103	$90	14%	14%	$91	$83	9%	20%
BeneFIX	25	36	(32%)	(29%)	17	21	(16%)	(13%)	17	18	(3%)	6%
Genotropin	39	45	(14%)	(10%)	37	39	(4%)	(5%)	25	24	4%	11%
Refacto AF/Xyntha	48	57	(16%)	(13%)	9	10	(11%)	(6%)	25	23	8%	21%
Vyndaqel	40	23	73%	80%	29	11	*	*	8	3	*	*
Somavert	31	33	(5%)	(1%)	5	5	7%	6%	4	3	15%	26%
All other Rare Disease	3	7	(60%)	(58%)	5	5	2%	6%	12	12	3%	16%
UPJOHN(c), (i)	$233	$266	(13%)	(9%)	$499	$537	(7%)	(8%)	$955	$1,001	(5%)	(1%)
Lyrica	45	62	(27%)	(25%)	201	205	(2%)	(4%)	80	71	13%	15%
Lipitor	43	43	(1%)	3%	43	54	(19%)	(16%)	365	385	(5%)	(2%)
Norvasc	16	16	(5%)	(1%)	35	45	(23%)	(23%)	159	178	(10%)	(7%)
Celebrex	6	7	(3%)	—	81	79	2%	—	79	86	(8%)	(6%)
Viagra	10	11	(11%)	(7%)	16	18	(14%)	(13%)	74	76	(3%)	—
Effexor	14	14	(1%)	3%	29	25	18%	16%	18	21	(13%)	(9%)
Zoloft	10	10	(8%)	(5%)	11	14	(21%)	(22%)	41	34	20%	26%
Xalatan/Xalacom	15	17	(11%)	(7%)	25	30	(16%)	(17%)	24	25	(4%)	(1%)
Xanax	21	23	(8%)	(4%)	3	4	(14%)	(15%)	15	16	(6%)	(3%)
Revatio	6	8	(26%)	(23%)	8	7	11%	8%	5	5	—	2%
All other Upjohn	48	56	(14%)	(11%)	47	56	(16%)	(15%)	94	105	(10%)	(7%)
CONSUMER HEALTHCARE BUSINESS(j)	$68	$97	(30%)	(27%)	$51	$79	(36%)	(34%)	$134	$218	(38%)	(35%)
Total Alliance revenues	$270	$244	11%	15%	$98	$92	6%	5%	$1	$—	*	*
Total Biosimilars(k)	$97	$106	(9%)	(5%)	$10	$7	40%	44%	$7	$12	(43%)	(42%)
Total Sterile Injectable Pharmaceuticals(l)	$115	$135	(15%)	(8%)	$116	$116	—	2%	$441	$421	5%	9%

PFIZER INC. - REVENUES
NINE MONTHS 2019 and 2018 - (UNAUDITED)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
	2019	2018	% Change		2019	2018	% Change	2019	2018	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$39,062	$39,670	(2%)	1%	$18,360	$18,861	(3%)	$20,701	$20,810	(1%)	5%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b)	$28,887	$27,737	4%	7%	$14,481	$13,582	7%	$14,406	$14,155	2%	8%
Internal Medicine(c)	$6,754	$6,529	3%	6%	$3,569	$3,355	6%	$3,185	$3,174	—	6%
Eliquis alliance revenues and direct sales	3,121	2,524	24%	27%	1,768	1,371	29%	1,353	1,153	17%	24%
Chantix/Champix	825	789	5%	6%	666	602	11%	159	187	(15%)	(10%)
Premarin family	542	605	(10%)	(10%)	510	569	(10%)	32	36	(10%)	(5%)
BMP2	212	206	3%	3%	212	206	3%	—	—	—	—
Toviaz	186	197	(5%)	(3%)	55	62	(13%)	132	135	(2%)	2%
All other Internal Medicine	1,867	2,208	(15%)	(11%)	359	545	(34%)	1,508	1,663	(9%)	(4%)
Oncology(d)	$6,547	$5,487	19%	23%	$4,031	$3,432	17%	$2,516	$2,055	22%	31%
Ibrance	3,677	2,985	23%	27%	2,405	2,178	10%	1,273	807	58%	70%
Sutent	704	785	(10%)	(5%)	217	262	(17%)	488	524	(7%)	—
Xtandi alliance revenues	594	510	17%	17%	594	510	17%	—	—	—	—
Xalkori	385	417	(8%)	(4%)	111	118	(6%)	274	299	(8%)	(3%)
Inlyta	316	226	40%	44%	185	88	*	131	138	(5%)	2%
Bosulif	267	206	29%	31%	178	136	31%	89	71	27%	31%
Retacrit(k)	147	55	*	*	86	—	*	60	55	9%	15%
All other Oncology	456	302	51%	54%	255	140	82%	202	162	25%	30%
Hospital(e)	$5,717	$5,944	(4%)	(1%)	$2,263	$2,354	(4%)	$3,453	$3,590	(4%)	1%
Sulperazon	505	464	9%	15%	—	—	—	505	464	9%	15%
Medrol(f)	348	369	(5%)	(3%)	187	200	(7%)	161	168	(4%)	—
Vfend	265	294	(10%)	(5%)	11	8	45%	255	287	(11%)	(6%)
Zithromax(f)	254	243	5%	9%	(1)	4	*	255	239	7%	12%
EpiPen	238	215	10%	11%	197	174	13%	41	41	—	3%
Zyvox	195	184	6%	10%	23	(1)	*	172	185	(7%)	(3%)
Fragmin	185	221	(16%)	(11%)	7	12	(42%)	178	208	(14%)	(10%)
Zosyn/Tazocin	153	176	(13%)	(11%)	102	117	(12%)	51	59	(14%)	(8%)
Tygacil	146	186	(22%)	(17%)	12	19	(37%)	134	167	(20%)	(15%)
Pfizer CentreOne(g)	556	539	3%	5%	296	297	—	260	243	7%	11%
All other Anti-infectives	961	929	3%	8%	264	235	12%	696	694	—	6%
All other Hospital(e)	1,910	2,124	(10%)	(8%)	1,165	1,289	(10%)	746	835	(11%)	(6%)
Vaccines	$4,795	$4,708	2%	4%	$2,607	$2,689	(3%)	$2,189	$2,019	8%	14%
Prevnar 13/Prevenar 13	4,268	4,290	(1%)	1%	2,498	2,597	(4%)	1,770	1,694	4%	9%
FSME/IMMUN-TicoVac	197	162	22%	29%	—	—	—	197	162	22%	29%
Nimenrix	159	95	67%	80%	—	—	—	159	95	67%	80%
Trumenba	117	95	23%	23%	108	92	17%	9	3	*	*
All other Vaccines	54	65	(17%)	(13%)	—	—	—	54	65	(17%)	(13%)
Inflammation & Immunology (I&I)(h)	$3,482	$3,419	2%	6%	$1,504	$1,270	18%	$1,978	$2,149	(8%)	(1%)
Xeljanz	1,634	1,221	34%	37%	1,201	964	25%	434	256	69%	83%
Enbrel (Outside the U.S. and Canada)	1,285	1,589	(19%)	(13%)	—	—	—	1,285	1,589	(19%)	(13%)
Inflectra/Remsima(h), (k)	446	469	(5%)	(2%)	208	189	10%	238	280	(15%)	(10%)
Eucrisa	92	104	(12%)	(12%)	90	104	(14%)	2	—	*	*
All other I&I	24	36	(33%)	(35%)	5	12	(59%)	19	24	(20%)	(23%)
Rare Disease	$1,592	$1,651	(4%)	1%	$508	$482	5%	$1,084	$1,169	(7%)	—
BeneFIX	372	420	(12%)	(8%)	190	183	4%	181	237	(23%)	(17%)
Genotropin	357	416	(14%)	(10%)	57	96	(40%)	300	320	(6%)	(1%)
Refacto AF/Xyntha	319	388	(18%)	(12%)	71	81	(13%)	248	307	(19%)	(12%)
Vyndaqel	259	108	*	*	87	—	*	173	108	59%	66%
Somavert	192	195	(1%)	3%	75	74	—	117	120	(2%)	4%
All other Rare Disease	94	123	(24%)	(16%)	29	47	(40%)	65	76	(15%)	(2%)
UPJOHN(c), (i)	$8,077	$9,302	(13%)	(11%)	$2,891	$3,921	(26%)	$5,186	$5,381	(4%)	1%
Lyrica	2,888	3,649	(21%)	(20%)	1,924	2,643	(27%)	964	1,006	(4%)	(2%)
Lipitor	1,506	1,539	(2%)	3%	76	86	(12%)	1,430	1,453	(2%)	4%
Norvasc	735	777	(6%)	(1%)	30	27	11%	704	750	(6%)	(1%)
Celebrex	526	494	7%	9%	44	50	(13%)	482	444	9%	12%
Viagra	379	509	(26%)	(22%)	72	196	(63%)	306	313	(2%)	3%
Effexor	242	228	7%	10%	54	54	1%	188	174	8%	13%
Zoloft	217	223	(3%)	3%	36	42	(16%)	181	181	—	7%
Xalatan/Xalacom	201	233	(14%)	(10%)	12	14	(10%)	189	219	(14%)	(10%)
Xanax	147	163	(9%)	(5%)	28	31	(8%)	119	132	(10%)	(4%)
Revatio	122	163	(25%)	(24%)	67	96	(31%)	55	66	(18%)	(15%)
All other Upjohn	1,114	1,325	(16%)	(14%)	547	682	(20%)	567	643	(12%)	(7%)
CONSUMER HEALTHCARE BUSINESS(j)	$2,098	$2,631	(20%)	(18%)	$988	$1,357	(27%)	$1,110	$1,273	(13%)	(7%)
Total Alliance revenues	$3,418	$2,820	21%	23%	$2,383	$1,901	25%	$1,034	$919	13%	18%
Total Biosimilars(k)	$632	$558	13%	17%	$302	$190	59%	$330	$368	(10%)	(5%)
Total Sterile Injectable Pharmaceuticals(l)	$3,703	$3,928	(6%)	(3%)	$1,732	$1,864	(7%)	$1,971	$2,064	(4%)	1%

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
NINE MONTHS 2019 and 2018 - (UNAUDITED)

	DEVELOPED EUROPE(m)				DEVELOPED REST OF WORLD(n)				EMERGING MARKETS(o)
	2019	2018	% Change		2019	2018	% Change		2019	2018	% Change
(MILLIONS OF DOLLARS)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$6,450	$6,657	(3%)	3%	$4,758	$4,795	(1%)	1%	$9,493	$9,358	1%	9%
PFIZER BIOPHARMACEUTICALS GROUP (BIOPHARMA)(b)	$5,456	$5,509	(1%)	5%	$3,009	$2,993	1%	3%	$5,941	$5,653	5%	14%
Internal Medicine(c)	$1,288	$1,246	3%	10%	$926	$962	(4%)	(2%)	$971	$966	1%	10%
Eliquis alliance revenues and direct sales	786	692	14%	21%	260	240	9%	11%	307	221	39%	50%
Chantix/Champix	60	60	(1%)	5%	53	85	(37%)	(35%)	46	42	10%	16%
Premarin family	1	1	(3%)	3%	15	17	(11%)	(8%)	16	18	(10%)	(3%)
BMP2	—	—	—	—	—	—	—	—	—	—	—	—
Toviaz	50	52	(6%)	—	74	74	—	2%	8	9	(2%)	16%
All other Internal Medicine	391	440	(11%)	(6%)	524	546	(4%)	(3%)	593	676	(12%)	(4%)
Oncology(d)	$1,248	$1,028	21%	29%	$487	$406	20%	21%	$782	$621	26%	42%
Ibrance	742	483	54%	63%	241	166	45%	47%	290	157	84%	*
Sutent	218	240	(9%)	(4%)	77	88	(13%)	(11%)	193	195	(1%)	11%
Xtandi alliance revenues	—	—	—	—	—	—	—	—	—	—	—	—
Xalkori	85	121	(30%)	(25%)	37	43	(15%)	(12%)	152	135	13%	20%
Inlyta	29	37	(22%)	(17%)	51	58	(11%)	(10%)	50	43	17%	34%
Bosulif	46	37	23%	31%	34	28	21%	21%	10	5	78%	86%
Retacrit(k)	59	50	18%	25%	—	—	—	—	1	5	(81%)	(79%)
All other Oncology	70	60	16%	23%	46	22	*	*	86	79	8%	14%
Hospital(e)	$662	$761	(13%)	(8%)	$563	$596	(5%)	(3%)	$2,228	$2,233	—	5%
Sulperazon	—	—	—	—	6	7	(12%)	(11%)	498	456	9%	15%
Medrol(f)	50	55	(10%)	(5%)	30	18	65%	68%	81	95	(14%)	(10%)
Vfend	16	28	(43%)	(40%)	54	59	(9%)	(8%)	185	199	(7%)	—
Zithromax(f)	37	39	(5%)	1%	28	29	(5%)	(4%)	190	171	11%	16%
EpiPen	—	—	—	—	41	41	—	3%	—	—	—	—
Zyvox	10	13	(25%)	(21%)	37	41	(8%)	(7%)	125	131	(4%)	—
Fragmin	85	110	(22%)	(17%)	46	55	(17%)	(14%)	47	44	8%	15%
Zosyn/Tazocin	1	4	(72%)	(70%)	3	4	(29%)	(25%)	47	51	(8%)	(1%)
Tygacil	23	53	(56%)	(53%)	4	4	(14%)	(9%)	107	109	(2%)	3%
Pfizer CentreOne(g)	116	90	29%	33%	12	10	14%	14%	132	143	(7%)	(3%)
All other Anti-infectives	200	203	(1%)	5%	78	79	(1%)	—	418	412	2%	9%
All other Hospital(e)	123	165	(26%)	(21%)	226	248	(9%)	(5%)	397	421	(6%)	(1%)
Vaccines	$723	$666	9%	15%	$287	$318	(10%)	(7%)	$1,178	$1,035	14%	20%
Prevnar 13/Prevenar 13	409	419	(2%)	3%	265	304	(13%)	(10%)	1,096	971	13%	18%
FSME/IMMUN-TicoVac	170	140	22%	29%	—	—	—	—	27	22	22%	30%
Nimenrix	91	54	70%	81%	18	10	68%	82%	51	31	63%	78%
Trumenba	7	3	*	*	—	—	—	—	1	1	*	*
All other Vaccines	46	52	(10%)	(5%)	4	3	13%	19%	4	10	(62%)	(61%)
Inflammation & Immunology (I&I)(h)	$994	$1,180	(16%)	(11%)	$464	$435	7%	9%	$520	$535	(3%)	13%
Xeljanz	172	76	*	*	148	101	46%	50%	114	79	43%	70%
Enbrel (Outside the U.S. and Canada)	633	881	(28%)	(24%)	262	282	(7%)	(6%)	391	425	(8%)	6%
Inflectra/Remsima(h), (k)	201	234	(14%)	(9%)	21	16	35%	41%	15	30	(50%)	(46%)
Eucrisa	—	—	—	—	2	—	*	*	—	—	—	—
All other I&I	(11)	(11)	(2%)	(10%)	30	35	(13%)	(13%)	—	—	—	—
Rare Disease	$541	$628	(14%)	(9%)	$281	$277	2%	4%	$262	$264	(1%)	14%
BeneFIX	76	120	(37%)	(33%)	55	64	(15%)	(11%)	51	53	(4%)	10%
Genotropin	118	134	(12%)	(6%)	112	117	(4%)	(3%)	69	69	—	14%
Refacto AF/Xyntha	144	188	(23%)	(19%)	30	37	(20%)	(14%)	74	82	(10%)	4%
Vyndaqel	99	68	47%	55%	57	31	85%	84%	16	10	64%	84%
Somavert	93	96	(3%)	3%	14	14	(3%)	(1%)	11	10	4%	22%
All other Rare Disease	11	23	(54%)	(51%)	14	13	1%	6%	41	40	3%	23%
UPJOHN(c), (i)	$693	$813	(15%)	(10%)	$1,535	$1,559	(2%)	—	$2,958	$3,009	(2%)	4%
Lyrica	143	190	(25%)	(20%)	603	596	1%	2%	218	220	(1%)	4%
Lipitor	122	133	(8%)	(3%)	146	154	(5%)	(1%)	1,162	1,166	—	5%
Norvasc	45	51	(11%)	(5%)	121	142	(14%)	(12%)	537	558	(4%)	2%
Celebrex	18	20	(9%)	(3%)	234	198	18%	20%	230	226	2%	6%
Viagra	26	30	(15%)	(10%)	47	52	(9%)	(6%)	234	231	1%	7%
Effexor	41	44	(7%)	(2%)	87	69	25%	27%	60	61	—	8%
Zoloft	28	30	(9%)	(3%)	37	45	(18%)	(17%)	117	106	10%	20%
Xalatan/Xalacom	45	48	(8%)	(2%)	78	92	(16%)	(15%)	67	79	(15%)	(9%)
Xanax	59	67	(12%)	(7%)	10	12	(14%)	(12%)	50	53	(6%)	1%
Revatio	18	27	(32%)	(28%)	22	22	1%	1%	14	17	(18%)	(14%)
All other Upjohn	148	173	(14%)	(9%)	150	177	(15%)	(13%)	269	293	(8%)	(3%)
CONSUMER HEALTHCARE BUSINESS(j)	$301	$335	(10%)	(4%)	$215	$243	(12%)	(7%)	$595	$695	(14%)	(9%)
Total Alliance revenues	$753	$660	14%	21%	$281	$259	8%	10%	$1	$—	*	*
Total Biosimilars(k)	$288	$309	(7%)	(1%)	$23	$17	36%	42%	$20	$42	(53%)	(50%)
Total Sterile Injectable Pharmaceuticals(l)	$347	$449	(23%)	(16%)	$326	$338	(4%)	—	$1,298	$1,276	2%	7%

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

The above tables and related footnotes reflect our current commercial operating structure beginning in first-quarter 2019.
(a)
Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are described in footnotes (m) to (o) below, respectively, and the product revenues from these regions are described on pages 35 and 37.

(b)
The Pfizer Biopharmaceuticals Group encompasses Internal Medicine, Oncology, Hospital, Vaccines, Inflammation & Immunology and Rare Disease. The new Hospital business unit commercializes our global portfolio of sterile injectable and anti-infective medicines, and also includes Pfizer CentreOne(g).

(c)
We reclassified certain products from the Legacy Established Products (LEP) category, including Premarin family products, and certain other products from the legacy Peri-LOE category, including Pristiq, to the Internal Medicine category and reclassified Lyrica from the Internal Medicine category to the Upjohn business to conform 2018 product revenues to the current presentation.

(d)	We performed certain reclassifications in the All other Oncology category to conform 2018 product revenues to the current presentation.
(e)
Hospital is a new business unit that commercializes our global portfolio of sterile injectable and anti-infective medicines. We performed certain reclassifications, primarily from the legacy Sterile Injectables Pharmaceuticals (SIP) category (Sulperazon, Medrol, Fragmin, Tygacil, Zosyn/Tazocin and Precedex, among other products), the LEP category (Epipen and Zithromax), and the legacy Peri-LOE category (Vfend and Zyvox) to the Hospital category to conform 2018 product revenues to the current presentation. Hospital also includes Pfizer CentreOne(g). All other Hospital primarily includes revenues from legacy SIP products (that are not anti-infective products) and, to a much lesser extent, solid oral dose products (that are not anti-infective products). SIP anti-infective products that are not individually listed above are recorded in “All other Anti-infectives”.

(f)
2018 revenues for Medrol and Zithromax may not agree to previously disclosed revenues because revenues for those products were previously split between LEP and the legacy SIP categories. All revenues for these products are currently reported in the Hospital category.

(g)
Pfizer CentreOne includes revenues from our contract manufacturing and active pharmaceutical ingredient sales operation, including sterile injectables contract manufacturing, and revenues related to our manufacturing and supply agreements, including with Zoetis Inc. In the fourth quarter of 2017, we sold our equity share in Hisun Pfizer. As a result, effective in the first quarter of 2018, Hisun Pfizer-related revenues, previously reported in emerging markets within legacy All Other LEP and legacy All Other SIP, are reported in emerging markets within Pfizer CentreOne.

(h)	We reclassified Inflectra/Remsima from the legacy Biosimilars category to the Inflammation & Immunology category to conform 2018 product revenues to the current presentation.
(i)
Pfizer’s Upjohn business is a global, primarily off-patent branded and generic medicines business, which includes a portfolio of 20 globally recognized solid oral dose brands including Lyrica, Lipitor, Norvasc, Celebrex and Viagra, as well as a U.S.-based generics platform, Greenstone.

(j)
On July 31, 2019, Pfizer’s Consumer Healthcare business, an over-the-counter medicines business, was combined with GSK’s consumer healthcare business to form a new consumer healthcare joint venture, of which we own 32%. Upon the closing of the transaction, Pfizer deconsolidated its Consumer Healthcare business and from August 1, 2019 began to record its pro rata share of the joint venture’s earnings on a one-quarter lag basis in Other (income)/deductions––net and to receive dividends, which will be paid on a quarterly basis. Therefore, we will record our pro rata share of two months of the joint venture’s earnings generated in the third quarter of 2019 in our operating results in the fourth quarter of 2019. In accordance with our domestic and international reporting periods, our financial results, and our Consumer Healthcare segment’s operating results, for the third quarter of 2019 reflect only one month of Consumer Healthcare segment domestic operations and two months of Consumer Healthcare segment international operations. Likewise, our financial results, and our Consumer Healthcare segment’s operating results, for the first nine months of 2019 reflect seven months of Consumer Healthcare segment domestic operations and eight months of Consumer Healthcare segment international operations.

(k)	Biosimilars are highly similar versions of approved and authorized biological medicines and primarily include revenues from Inflectra/Remsima and Retacrit.
(l)	Sterile Injectable Pharmaceuticals represents the total of all branded and generic injectable products in the Hospital business, including anti-infective sterile injectable pharmaceuticals.
(m)	Developed Europe region includes the following markets: Western Europe, Scandinavian countries and Finland.
(n)	Developed Rest of World region includes the following markets: Japan, Canada, South Korea, Australia and New Zealand.
(o)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Eastern Europe, the Middle East, Africa, Central Europe and Turkey.

*	Indicates calculation not meaningful or result is equal to or greater than 100%.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

DISCLOSURE NOTICE: Except where otherwise noted, the information contained in this earnings release and the related attachments is as of October 29, 2019. We assume no obligation to update any forward-looking statements contained in this earnings release and the related attachments as a result of new information or future events or developments.
This earnings release and the related attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, expectations for our product pipeline, in-line products and product candidates, including anticipated regulatory submissions, data read-outs, study starts, approvals, revenue contribution, growth, performance, timing of exclusivity and potential benefits, strategic reviews, capital allocation objectives, benefits anticipated from the reorganization of our commercial operations in 2019, plans and prospects of our acquisitions and other business development activities, including our proposed transaction with Mylan N.V. (Mylan) to combine Upjohn and Mylan to create a new global pharmaceutical company, our acquisition of Array BioPharma Inc. and our transaction with GSK which combined our respective consumer healthcare businesses into a new consumer healthcare joint venture, our ability to successfully capitalize on growth opportunities or prospects, manufacturing and product supply and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “assume,” “target,” “forecast,” “guidance,” “goal,” “objective,” “aim,” “seek” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated pre-clinical or clinical endpoints, commencement and/or completion dates for our pre-clinical or clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable pre-clinical and clinical trial results, including the possibility of unfavorable new clinical data and further analyses of existing clinical data;

▪
the risk we may not be able to successfully address all of the comments received from regulatory authorities such as the U.S. Food and Drug Administration (FDA) or the European Medicines Agency (EMA), or obtain approval from regulators, which will depend on myriad factors, including such regulator making a determination as to whether a product’s benefits outweigh its known risks and a determination of the product’s efficacy; regulatory decisions impacting labeling, manufacturing processes, safety and/or other matters; and recommendations by technical or advisory committees, such as the Advisory Committee on Immunization Practices, that may impact the use of our vaccines;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval, changes in product labeling, and/or new or increased concerns about the side effects or efficacy of, a product that could affect its availability or commercial potential, such as the update to the U.S. prescribing information for Xeljanz and Xeljanz extended release;

▪
the success of external business-development activities, including the ability to identify and execute on potential business development opportunities, the ability to satisfy the conditions to closing of announced transactions in the anticipated time frame or at all, the ability to realize the anticipated benefits of any such transactions, and the potential need to obtain additional equity or debt financing to pursue these opportunities which could result in increased leverage and impact our credit ratings;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products, biosimilars and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

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the implementation by the FDA and regulatory authorities in certain countries of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products, with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

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risks related to our ability to develop and launch biosimilars, including risks associated with “at risk” launches, defined as the marketing of a product by Pfizer before the final resolution of litigation (including any appeals) brought by a third party alleging that such marketing would infringe one or more patents owned or controlled by the third party, and access challenges for our biosimilar products where our product may not receive appropriate formulary access or remains in a disadvantaged position relative to the innovator product;

▪	the ability to meet competition from generic, branded and biosimilar products after the loss or expiration of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

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difficulties or delays in manufacturing, including delays caused by natural events, such as hurricanes; supply shortages at our facilities; and legal or regulatory actions, such as warning letters, suspension of manufacturing, seizure of product, injunctions, debarment, voluntary recall of a product or failure to secure product approvals;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment, and our ability to obtain or maintain timely or adequate pricing or favorable formulary placement for our products;

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the impact of any significant spending reductions or cost controls affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented;

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the impact of any U.S. healthcare reform or legislation, including any replacement, repeal, modification or invalidation of some or all of the provisions of the U.S. Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act;

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U.S. federal or state legislation or regulatory action and/or policy efforts affecting, among other things, pharmaceutical product pricing, intellectual property, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; patient out-of-pocket costs for medicines, manufacturer prices and/or price increases that could result in new mandatory rebates and discounts or other pricing restrictions; general budget control actions; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; revisions to reimbursement of biopharmaceuticals under government programs; restrictions on U.S. direct-to-consumer advertising; limitations on interactions with healthcare professionals; or the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures for our products as a result of highly competitive insurance markets;

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legislation or regulatory action in markets outside the U.S., including China, affecting pharmaceutical product pricing, intellectual property, reimbursement or access, including, in particular, continued government-mandated reductions in prices and access restrictions for certain biopharmaceutical products to control costs in those markets;

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the exposure of our operations outside the U.S. to possible capital and exchange controls, economic conditions, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest, unstable governments and legal systems and inter-governmental disputes;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪	legal defense costs, insurance expenses and settlement costs;

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the risk of an adverse decision or settlement and the adequacy of reserves related to legal proceedings, including patent litigation, such as claims that our patents are invalid and/or do not cover the product of the generic drug manufacturer or where one or more third parties seeks damages and/or injunctive relief to compensate for alleged infringement of its patents by our commercial or other activities, product liability and other product-related litigation, including personal injury, consumer, off-label promotion, securities, antitrust and breach of contract claims, commercial, environmental, government investigations, employment and other legal proceedings, including various means for resolving asbestos litigation, as well as tax issues;

▪
the risk that our currently pending or future patent applications may not result in issued patents, or be granted on a timely basis, or any patent-term extensions that we seek may not be granted on a timely basis, if at all;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals, including further clarifications and/or interpretations of the Tax Cuts and Jobs Act enacted in 2017;

▪	any significant issues involving our largest wholesale distributors, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

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the end result of any negotiations between the U.K. government and the EU regarding the terms of the U.K.’s exit from the EU, which could have implications on our research, commercial and general business operations in the U.K. and the EU, including the approval and supply of our products;

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any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal or regulatory requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪	further clarifications and/or changes in interpretations of existing laws and regulations, or changes in laws and regulations, in the U.S. and other countries;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on Pfizer, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; the related risk that our allowance for doubtful accounts may not be adequate; and the risks related to volatility of our income due to changes in the market value of equity investments;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix;

▪	the impact of purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items;

▪
the impact of acquisitions, divestitures, restructurings and internal reorganizations, including the reorganization of our commercial operations in 2019, the transaction with GSK which combined our respective consumer healthcare businesses into a new consumer healthcare joint venture and our agreement to combine Upjohn with Mylan, as well as any other corporate strategic initiatives, and cost-reduction and productivity initiatives, each of which requires upfront costs but may fail to yield anticipated benefits and may result in unexpected costs or organizational disruption;

▪	the impact of product recalls, withdrawals and other unusual items;

▪	the risk of an impairment charge related to our intangible assets, goodwill or equity-method investments;

▪	risks related to internal control over financial reporting;

▪
risks and uncertainties related to acquisitions, such as the acquisition of Array BioPharma Inc., including, among other things, the ability to realize the anticipated benefits of those acquisitions, including the possibility that the expected cost savings and/or accretion from certain of those acquisitions will not be realized or will not be realized within the expected time frame; the risk that the businesses will not be integrated successfully; disruption from the transactions making it more difficult to maintain business and operational relationships; risks related to our ability to grow revenues for certain acquired products; significant transaction costs; and unknown liabilities;

▪
risks and uncertainties related to our transaction with GSK, which combined our respective consumer healthcare businesses into a new consumer healthcare joint venture, including, among other things, risks related to the ability to realize the anticipated benefits of the transaction, including the possibility that the expected benefits and cost synergies from the transaction will not be realized or will not be realized within the expected time period, the risk that the businesses will not be integrated successfully, the possibility that a future separation of the joint venture as an independent company via a demerger of GSK’s equity interest to GSK’s shareholders and a listing of the joint venture on the UK equity market may not occur, disruption from the transaction making it more difficult to maintain business and operational relationships, negative effects of the transaction on the market price of Pfizer’s common stock and on Pfizer’s operating results, significant transaction costs, unknown liabilities, the risk of litigation and/or regulatory actions related to the transaction, other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, changes in tax and other laws, regulations, rates and policies, future business combinations or disposals and competitive developments; and

▪
risks and uncertainties related to our agreement to combine Upjohn with Mylan to create a new global pharmaceutical company, including, among other things, risks related to the satisfaction of the conditions to closing the transaction (including the failure to obtain necessary shareholder and regulatory approvals) in the anticipated timeframe or at all and the possibility that the transaction does not close, risks related to the ability to realize the anticipated benefits of the transaction, including the possibility that the expected benefits and cost synergies from the proposed transaction will not be realized or will not be realized within the expected time period, the risk that the businesses will not be integrated successfully, disruption from the transaction making it more difficult to maintain business and operational relationships, negative effects of the announcement or the consummation of the proposed transaction on the market price of Pfizer’s common stock, Pfizer’s credit ratings and/or on Pfizer’s or the combined company’s operating results, significant transaction costs, unknown liabilities, the risk of litigation and/or regulatory actions related to the proposed transaction, other business effects, including the effects of industry, market, economic, political or regulatory conditions, future exchange and interest rates, changes in tax and other laws, regulations, rates and policies, future business combinations or disposals and competitive developments.
We cannot guarantee that any forward-looking statement will be realized. Achievement of anticipated results is subject to substantial risks, uncertainties and inaccurate assumptions. Should known or unknown risks or uncertainties materialize or should underlying assumptions prove inaccurate, actual results could vary materially from past results and those anticipated, estimated or projected. Investors should bear this in mind as they consider forward-looking statements, and are cautioned not to put undue reliance on forward-looking statements. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the related attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.
Additional Information and Where to Find It
This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. In connection with the proposed combination of Upjohn Inc. (“Newco”), a wholly owned subsidiary of Pfizer Inc. (“Pfizer”), and Mylan N.V. (“Mylan”), which will immediately follow the proposed separation of the Upjohn business (the “Upjohn Business”) from Pfizer (the “proposed transaction”), Newco and Mylan have filed certain materials with the Securities and Exchange Commission (“SEC”), including, among other materials, the Registration Statement on Form S-4 which includes a draft proxy statement/prospectus (the “Form S-4”), and Form 10 which includes an information statement (the “Form 10”), each of which has been filed by Newco with the SEC on October 25, 2019. The registration statements have not yet become effective. After the Form S-4 is effective, a definitive proxy statement/prospectus will be sent to the Mylan shareholders seeking approval of the proposed transaction, and after the Form 10 is effective, a definitive information statement will be made available to the Pfizer stockholders relating to the proposed transaction. Newco and Mylan intend to file additional relevant materials with the SEC in connection with the proposed transaction, including a proxy statement of Mylan in definitive form. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MYLAN, NEWCO AND THE PROPOSED TRANSACTION. The documents relating to the proposed transaction (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov. These documents (when they are available) can also be obtained free of charge from Mylan, upon written request to Mylan, at (724) 514-1813 or investor.relations@mylan.com or from Pfizer on Pfizer’s internet website at https://investors.Pfizer.com/financials/sec-filings/default.aspx or by contacting Pfizer’s Investor Relations Department at (212) 733-2323, as applicable.
PARTICIPANTS IN THE SOLICITATION
This communication is not a solicitation of a proxy from any investor or security holder. However, Pfizer, Mylan, Newco and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of Pfizer may be found in its Annual Report on Form 10-K filed with the SEC on February 28, 2019, its definitive proxy statement and additional proxy statement relating to its 2019 Annual Meeting filed with the SEC on March 14, 2019 and on April 2, 2019, respectively, and Current Report on Form 8-K filed with the SEC on June 27, 2019. Information about the directors and executive officers of Mylan may be found in its amended Annual Report on Form 10-K filed with the SEC on April 30, 2019, and its definitive proxy statement relating to its 2019 Annual Meeting filed with the SEC on May 24, 2019. Additional information regarding the interests of these participants can also be found in the Form S-4 and will also be included in the definitive proxy statement of Mylan in connection with the proposed transaction when it becomes available. These documents (when they are available) can be obtained free of charge from the sources indicated above.